Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
GLOBAL CONSUMER ACQUISITION CORP.,
as Parent,
WL INTERIM BANK,
as Merger Sub,
1ST COMMERCE BANK,
as Bank,
CAPITOL DEVELOPMENT BANCORP LIMITED V,
and
CAPITOL BANCORP LIMITED
Dated as of July 13, 2009

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made effective as of July 13, 2009, by and among GLOBAL CONSUMER ACQUISITION CORP., a Delaware corporation with its principal place of business in New York, New York (“Parent”), WL INTERIM BANK, a Nevada corporation (“Merger Sub”), 1ST COMMERCE BANK, a Nevada-chartered non-member bank (“Bank”), CAPITOL DEVELOPMENT BANCORP LIMITED V, a Michigan corporation with its principal place of business in Lansing, Michigan, the direct owner of a majority in interest of Bank (“Capitol”), and CAPITOL BANCORP LIMITED, a Michigan corporation with its principal place of business in Lansing, Michigan (“CBL”) (for purposes of Section 7.5, Section 7.10, Section 9.8, Section 9.11(d), Section 9.14 and Section 9.15). Parent, Merger Sub, Bank, Capitol and CBL are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, Parent, Merger Sub and Bank intend to effect a merger, whereby Merger Sub shall be merged with and into Bank (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“Nevada Law”);

WHEREAS, the board of directors of Bank has (i) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared the Merger’s advisability, (ii) determined that it is in the best interest of the Stockholders to consummate the Merger on the terms and subject to the conditions of this Agreement and the other transactions contemplated hereby, and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Bank Board Approval”);

WHEREAS, each of Capitol and CBL will benefit from the consummation of the Merger and it is a material inducement to Parent and Merger Sub entering into this Agreement that each of Capitol and CBL be a Party hereto.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions.  Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth herein or in SCHEDULE I attached hereto. References to Articles, Sections, Exhibits and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE 2

THE MERGER

2.1 The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, the Merger shall occur, the separate corporate existence of Merger Sub shall cease and Bank shall continue as the surviving corporation. Bank, as the surviving corporation after the Merger, is hereinafter sometime referred to as the “Surviving Corporation”.

2.2 Filing; Effective Time.  Upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Law, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of Nevada (the “Articles of Merger”) (the date and time of such filing (or such later date and time as may be agreed in writing by Bank and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.

2.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 92A.250 of Nevada Law and other applicable provisions of Nevada Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Bank and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Bank and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and as provided by such Articles of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the Bylaws of Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers.   The directors of the Surviving Corporation as of the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation as of the Effective Time shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6 Effect on Capital Stock of Bank.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Bank or the holders of any Shares or any shares of capital stock of Merger Sub, the following will occur:

(a) Subject to Section 2.6(b) and Section 2.6(c), each Share issued and outstanding immediately prior to the Effective Time, other than any Share to be cancelled pursuant to Section 2.6(b) and the Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive (i) cash in the amount equal to the Per Share Closing Payment and (ii) subject to the terms and conditions hereof, the Per Share Additional Payment Amount (collectively, the “Per Share Merger Consideration”).

(b) Each Share held by Bank immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any Stockholder who is entitled to demand and properly demands fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 92A.300 through 92A.500, inclusive, of the Nevada Law (the “Dissenters’ Rights Sections” and, such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled solely to payment of the fair value of such Dissenting Shares in accordance with the provisions of the Dissenters’ Rights Sections. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Dissenters’ Rights Sections. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the Dissenters’ Rights Sections, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the Dissenters’ Rights Sections, then the right of such holder to be paid the fair value of such Dissenting Shares under the Dissenters’ Rights Sections shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration. Bank shall deliver prompt notice to Parent of any demands for dissent of any Shares received by it prior to the Effective Time, withdrawals of such demands and any related instruments served pursuant to Nevada Law received by Bank prior to the Effective Time, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Bank shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.7 Effect on Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $5.00 per share, of the Surviving Corporation. From and after the Effective Time, each certificate evidencing ownership of shares of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of common stock of the Surviving Corporation.

2.8 Surrender of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A. or, if not Wells Fargo Bank, N.A., then a United States bank, trust company or other party reasonably acceptable to Bank, to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures.

(i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail or deliver to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented the outstanding Shares a letter of transmittal (a “Letter of Transmittal”) in the form attached hereto as Exhibit A.

(ii) Promptly following surrender or delivery of Certificates for cancellation or delivery of the Affidavit to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, each Stockholder shall be entitled to receive in exchange therefor the consideration to which such Stockholder is entitled pursuant to Section 2.6 and the Certificate(s) so surrendered shall be cancelled.

(iii) No interest shall be paid or accrue on any cash payable upon surrender of any Certificates or the delivery of any Affidavits.

(c) Termination of Exchange Fund.  Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2 that remains undistributed to the Stockholders for six months after the Effective Time shall be delivered to Parent, upon demand, and any Stockholder who has not previously complied with this Section 2.8 shall thereafter look only to Parent for payment of its claim for the applicable Per Share Closing Payment without interest.

(d) No Liability.  Notwithstanding anything to the contrary in this Section 2.8, none of Parent, Merger Sub, Bank and the Exchange Agent shall be liable to any person in respect of any portion of the Closing Payment deposited with the Exchange Agent pursuant to Section 3.2(b) that is subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights.  Parent shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable to any Stockholder, as the case may be, pursuant to this Agreement such amounts as it determines in good faith to be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable law. Any amounts so deducted and withheld shall be treated as having been paid to the applicable Stockholder for purposes of this Agreement. In connection with any withholding or other tax payment or report made by Parent related to any consideration received or to be received by a Stockholder in connection with the Merger, Parent will provide such Stockholder with such tax reporting documentation as may be reasonably required to evidence the payment.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof (the “Affidavit”), the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, the total Per Share Merger Consideration into which the Shares represented by such Certificates were converted pursuant to Section 2.6(a) that such holder otherwise would have been entitled to hereunder; provided, however, that Parent may, in its discretion and as a condition precedent to such payment require the holder of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable amount as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.9 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Bank and Merger Sub, the officers and directors of Parent, Merger Sub and Bank are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 3

THE CLOSING; MERGER CONSIDERATION; OTHER PAYMENTS

3.1 Time And Place.  Subject to the provisions of Article 12, the closing of Merger (the “Closing”) shall take place at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614, at 10:00 a.m. local time on a date specified by Parent at least three (3) Business Days prior to such date, or at such other place, date or time mutually agreed by Parent and Capitol; provided, that all conditions to Closing have been satisfied or waived pursuant to Article 10 as of such date (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”).

3.2 Merger Consideration.   The merger consideration for the Shares is $8,250,000, subject to adjustment at and after the Closing, as set forth in Section 4.1 below, and to the other terms and conditions contained in this Agreement (the “Merger Consideration”). On the Closing Date, Parent shall deposit the Merger Consideration with the Exchange Agent (the “Closing Payment”), each payment to be made by wire transfer in immediately available funds.

3.3 Closing Deliveries Of Bank And Capitol.  At the Closing, Bank and Capitol shall deliver, or cause to be delivered, to Parent the following:

(a) copies of the permits, waivers, consents, notices, approvals, authorizations, licenses and clearances required to be obtained by each of Bank and Capitol pursuant to Sections 10.1(b) and 10.2(c);

(b) a certificate of the Secretary of Bank attaching the following, each certified by the Secretary of Bank as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:

(i) Articles of Incorporation of Bank (certified by the Nevada Secretary of State);

(ii) Bylaws of Bank;

(iii) Bank Board Approval; and

(iv) All of the votes, consents and approvals required of the Stockholders for the authorization, execution and delivery of this Agreement and the Related Documents by Bank and the performance by Bank of the Merger and the other transactions contemplated hereby and thereby (the “Bank Stockholder Approval”);

(c) a certificate of the Secretary of Capitol attaching a copy of the resolutions of the Board of Directors of Capitol authorizing the execution and delivery of this Agreement and the Related Documents by Capitol and the performance by Capitol of the Merger and the other transactions contemplated hereby and thereby, certified by the Secretary of Capitol as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect at the Closing;

(d) Capitol Stockholder Approval;

(e) certificates of good standing for Bank issued by (i) the Nevada Secretary of State and (ii) the Secretary of State or other appropriate authority for each foreign jurisdiction in which Bank is qualified to do business, each such certificate to be dated not more than 10 days prior to Closing;

(f) such keys, locks and safe combinations and other similar items as Parent shall require to obtain full occupation and control of Bank;

(g) a copy of the stock ledger of Bank as of immediately prior to the Effective Time, certified as of immediately prior to the Effective Time to be true and complete by the Secretary of Bank;

(h) each of the certificates to be delivered under Sections 10.2(a) and (b), duly executed by the appropriate Person(s) specified in such Sections;

(i) Bank’s books and records, in accordance with Section 7.6;

(j) Bank’s charter and Bank’s FDIC certificate;

(k) the Services Agreement executed by CBL;

(l) the items set forth on Schedule 3.3(l); and

(m) such other documents, instruments, certificates and other agreements as Parent may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

3.4 Closing Deliveries Of Parent And Merger Sub. (a)  At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to Capitol the following

(i) copies of all consents, notices and approvals required to be obtained by Parent and Merger Sub pursuant to Sections 10.1(b);

(ii) a copy of the resolutions of the Board of Directors of Parent authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, certified to be a true, complete and correct, without amendment, by the Secretary of Parent;

(iii) a copy of the resolutions of the Board of Directors of Merger Sub authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, certified to be a true, complete and correct, without amendment, by the Secretary of Merger Sub;

(iv) each of the certificates to be delivered under Section 10.3(a) and (b), duly executed by the appropriate Person(s) specified in such Sections;

(v) the Services Agreement executed by Parent and Merger Sub; and

(vi) such other documents, instruments, certificates and other agreements as Capitol may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

(b) At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to the Exchange Agent the Closing Payment, as required under Section 3.2(b).

ARTICLE 4

MERGER CONSIDERATION ADJUSTMENT

4.1 Merger Consideration Adjustment.

(a) The Merger Consideration shall be subject to reduction or increase in accordance with this Article 4 both (i) at the Closing and (ii) after the Closing, in each case on the terms and subject to the conditions set forth herein. The Tangible Book Value shall be calculated in the same manner as in the balance sheet of Bank attached hereto as Exhibit C (the “Model Balance Sheet”).

(b) At least five (5) Business Days prior to the Closing Date, Capitol shall deliver to Parent an estimated balance sheet of Bank (the “Estimated Balance Sheet”) and a statement of the Estimated Tangible Book Value of Bank (the “Estimated Tangible Book Value Statement” and, together with the Estimated Balance Sheet, the “Estimated Documents”), each as of the Closing. Such Estimated Documents shall be accompanied by a Certification Statement by the chief financial officer of Capitol. Prior to the Closing, Parent and Capitol shall, in good faith, agree to the Tangible Book Value of the Owned Real Property as of the Closing, for purposes of the Estimated Tangible Book Value. If, within two (2) Business Days following receipt of the Estimated Documents, Parent has not given Capitol notice of its objection to either of the Estimated Documents, the Merger Consideration shall be adjusted as follows: (i) if the Estimated Tangible Book Value as of the Closing is at least $250,000 less than or more than the Target Tangible Book Value, then the Merger Consideration shall be recalculated so that the Merger Consideration shall be the sum of (x) 1.5 multiplied by the Estimated Tangible Book Value up to $6 million, plus (y) if the Estimated Tangible Book Value exceeds $6 million, one (1) multiplied by the difference between Estimated Tangible Book Value and $6 million; or (ii) if the Estimated Tangible Book Value as of the Closing is within $250,000 (higher or lower) of the Target Tangible Book Value, then no adjustment shall be made. If Parent gives such notice of objection, Parent and Capitol will work together in good faith to promptly resolve the issues in dispute. If all disputed issues are resolved, the Estimated Tangible Book Value as agreed upon by Parent and Capitol shall be used to complete the Estimated Tangible Book Value Statement. If Parent and Capitol are unable to resolve all such disputed issues within three (3) Business Days following Parent’s receipt of the Estimated Tangible Book Value, either Party may submit such dispute to the Closing Accountant in accordance with the terms set forth in Section 4.1(d). The Merger Consideration calculated after giving effect to this Section 4.1(b) shall be referred to as the “Closing Merger Consideration”.

(c) Promptly after the Closing Date, Parent shall prepare, or cause to be prepared, in accordance with the books and records of Bank, and shall deliver, or cause to be delivered to Capitol, within ninety (90) days following the Closing, a balance sheet (the “Final Balance Sheet”) and a statement (the “Final Tangible Book Value Statement” and, together with the Final Balance Sheet, the “Final Documents”) setting forth the amount of the Tangible Book Value of Bank, each as of the Closing. The Final Documents shall be accompanied by a Certification Statement by Parent.

(d) Capitol shall have the right to review all work papers and procedures used to prepare the Final Documents for Bank, and shall have the right to perform reasonable procedures necessary to verify the accuracy thereof. Unless Capitol, within thirty (30) days following delivery to Capitol of the Final Documents for Bank, notifies Parent in writing that Capitol objects to either of the Final Documents delivered by Parent, specifying the specific items to which it objects and the basis for such objection, such Final Documents shall become final, binding and conclusive upon the parties for purposes of this Agreement. If Capitol so notifies Parent of any objections in accordance with the foregoing, Capitol and Parent shall within fifteen (15) days following such notice attempt to resolve their differences, and any resolution by them agreed upon in writing shall be final, binding and conclusive. If any objections cannot be so resolved, any items remaining in dispute, at the request of either party at any time after the fifteen (15) day period, shall be submitted to Ernst & Young LLP (the “Closing Accountant”). If Ernst & Young LLP is unwilling to serve as the Closing Accountant or is not independent, then the Parties shall, in good faith, select a nationally recognized independent public accounting firm, other than Parent’s, Capitol’s or CBL’s accountants, to be the Closing Accountant. The fees of any such accounting firm shall be paid by Capitol, unless either (x) the amount of the net adjustment payable to Parent as a result of the Final Tangible Book Value Statement is more than 110% of the final net adjustment determined to be payable to Parent by the Closing Accountant, or (y) the amount of the net adjustment payable to Capitol as a result of the Final Tangible Book Value Statement is less than 90% of the final net adjustment determined to be payable to Capitol by the Closing Accountant. The Closing Accountant shall act as an arbitrator to determine, based solely on the presentations by Capitol and Parent and not by independent review, only those issues that remain in dispute. Capitol and Parent shall make their presentations promptly after the request by either party to submit the disputed issues to the Closing Accountant. The Closing Accountant’s determination shall be made within thirty (30) days of such presentations, shall be set forth in a written statement delivered to Capitol and Parent, and shall be final, binding and conclusive. The terms “Final Balance Sheet” and “Final Tangible Book Value Statement” shall be deemed to mean the Final Balance Sheet and the Final Tangible Book Value Statement for Bank delivered by Parent with such changes therein as shall be agreed to by the Parties or finally determined by the Closing Accountant, as provided above, and the term “Final Tangible Book Value” shall mean the Tangible Book Value as set forth on the Final Tangible Book Value Statement.

(e) If the Final Tangible Book Value as of the Closing is at least $250,000 less than or more than the Target Tangible Book Value, then the Merger Consideration shall be recalculated so that the Merger Consideration shall be the sum of (x) 1.5 multiplied by the Final Tangible Book Value up to $6 million, plus (y) if the Final Tangible Book Value exceeds $6 million, one (1) multiplied by the difference between Estimated Tangible Book Value and $6 million. If the Final Tangible Book Value as of the Closing is within $250,000 (higher or lower) of the Target Tangible Book Value and (i) no adjustment was made to the Merger Consideration pursuant to Section 4.1(b), then no adjustment shall be made, or (ii) the Merger Consideration was adjusted pursuant to Section 4.1(b), then the Merger Consideration shall be recalculated so that it is equal to $8,250,000. The Merger Consideration calculated after given effect to this Section 4.1(e) shall be referred to as the “Final Merger Consideration”. If the Final Merger Consideration exceeds the Closing Merger Consideration, then Parent shall pay the Exchange Agent an amount equal to the difference (the “Total Additional Payment Amount”). If the Closing Merger Consideration exceeds the Final Merger Consideration, then Capitol shall pay the Parent the difference. Any payments pursuant to this Section 4.1(e) shall be made within five (5) Business Days of the date the Final Tangible Book Value is determined as provided above. Subject to the provisions of Section 2.8(b)(ii), each Stockholder shall be entitled to receive, as an Additional Share Payment, an amount per share of Bank Common Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Per Share Additional Payment Amount.

4.2 Tangible Book Value.  All calculations of Tangible Book Value pursuant to this Article 4 shall be determined as of the Closing, after giving effect to the disposition of all Excluded Loans in accordance with Section 7.9.

ARTICLE 5

REPRESENTATION AND WARRANTIES OF BANK AND CAPITOL

Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and attached hereto (the “Schedules”) corresponding to the applicable Section and subsection or clause of this Article 5 (provided, that any information set forth in any one Section of Capitol’s Schedules shall be deemed to apply to each other applicable Section or subsection of Capitol’s Schedules if its relevance to the information called for in such Section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section in the Schedules), each of Bank and Capitol hereby makes the following representations and warranties to Parent and Merger Sub as of the date hereof and as of the Closing Date. The inclusion of an item in the Schedules shall not be deemed an admission by either Bank or Capitol that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on Bank.

5.1 Capital Structure.

(a) The authorized capital stock of Bank consists of 1,100,000 shares of Bank Common Stock, of which 800,000 Shares are issued and outstanding. Bank has no other authorized classes or series of capital stock. Except as set forth on Schedule 5.1, Bank has no subsidiaries (including any subsidiaries engaged in non-banking activities) nor does Bank own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization (including, without limitation, any ownership interests in the stock of any ATM network corporation), other than investment securities representing not more than one percent (1%) of any entity and the FHLB Stock. The subsidiary of Bank listed on Schedule 5.1 has not operated any business activities and does not have any assets or liabilities (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). All outstanding shares of Bank Common Stock (i) have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, Bank’s Articles of Incorporation, the Bylaws or any Contract to which Bank or any of the Stockholders is a party and are owned of record and beneficially by the Persons listed on Schedule 5.1, and (ii) have been offered, sold, issued and delivered by Bank in all material respects in compliance with all applicable Laws. The shares of Bank Common Stock owned by Capitol are owned free and clear of any Liens. Except as set forth on Schedule 5.1, no Rights are authorized, issued or outstanding with respect to the capital stock of Bank, and there are no agreements, understandings or commitments relating to the rights or obligations of any Stockholder to vote or to dispose of such capital stock or the rights or obligations of Bank to issue any Rights.

(b) The authorized capital stock of Capitol consists of 51,000 shares of common stock, 36,000 shares of which are designated as “Class A Common Stock” and 15,000 shares of which are designated as “Class B Common Stock”. One thousand shares of Class A Common Stock are issued and outstanding, all of which are owned of record and beneficially by CBL and fourteen thousand five hundred eighteen shares of Class B Common Stock are issued and outstanding. No Rights are authorized, issued or outstanding with respect to the capital stock of Capitol, and there are no agreements, understandings or commitments relating to the rights or obligations of any stockholder of Capitol to vote or to dispose of such capital stock or the rights or obligations of Bank to issue any Rights.

5.2 Organization, Standing And Authority Of Bank.  Bank is a Nevada-chartered non-member bank, duly organized and validly existing under the laws of the State of Nevada with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease or hold as trustee, agent, custodian or in its own right, as the case may be, all of its properties and assets and to carry on its business as now conducted. Bank is duly licensed or qualified to do business and is in good standing in the locations listed on Schedule 5.2, which constitute each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Bank has heretofore delivered to Parent true and complete copies of the Articles of Incorporation and Bylaws of Bank each as amended and as in effect as of the date hereof, and no amendments thereto are pending. Except as set forth in this Agreement, no action or proceeding has been taken or commenced or is contemplated by Bank, its Board of Directors (or any committee thereof) or any Stockholder with respect to any amendment of the Articles of Incorporation or the Bylaws of Bank, title to the Shares or for the merger, consolidation, sale of assets and business, liquidation or dissolution of Bank.

5.3 Organization, Standing And Authority Of Capitol.  Capitol is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease all of its properties and assets and to carry on its business as now conducted. Capitol is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not prevent or hinder the consummation of the Merger.

5.4 Legal Authority, Binding Effect.  Except for the Bank Stockholder Approval and the Capitol Stockholder Approval, each of Bank and Capitol has all requisite corporate power and authority (i) to enter into, execute and deliver this Agreement (subject to receipt of all necessary approvals from Governmental Entities) and each agreement, document and instrument to be executed and delivered by Capitol or Bank pursuant to this Agreement (the “Related Documents”) and (ii) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Capitol and Bank. This Agreement has been duly and validly executed and delivered by Capitol and Bank and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Capitol and Bank, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

5.5 No Violation, Conflict, Etc.  Except as disclosed on Schedule 5.5, none of (i) the execution and delivery of this Agreement or any Related Document, (ii) the consummation of the transactions contemplated hereby or thereby, or (iii) the compliance by Capitol or Bank with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Capitol or Bank, (B) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or asset of Capitol or Bank pursuant to, any note, bond, mortgage, indenture, deed of trust, or other contract to which Capitol or Bank is a party or by which Capitol or Bank is bound or to which any of Capitol’s or Bank’s property or assets is subject, or (C) subject to receipt of all required governmental approvals as described in Section 5.6 below, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Capitol or Bank.

5.6 Regulatory Approvals.  Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators set forth on Schedule 5.6, and except for such filings, registrations, consents or approvals that are disclosed on Schedule 5.6, no consents, authorizations, approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Capitol or Bank in connection with the execution and delivery by Capitol or Bank of this Agreement and the Related Documents and the consummation by Capitol or Bank of the transactions contemplated hereby or thereby.

5.7 Regulatory Reports.  Bank has duly filed with the FDIC, the Nevada FID and any other applicable Bank Regulators, as the case may be, in correct form the reports, returns and filing information data required to be filed under applicable Laws, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable Laws. In connection with the most recent examinations of Bank by Bank Regulators, except as disclosed on Schedule 5.7, Bank was not required to correct or change any action, procedure or proceeding that has not been corrected or changed as required as of the date hereof. The Deposits of Bank are insured by the FDIC pursuant to the FDIA. Bank is an insured bank under the provisions of Chapter 16 of Title 12 of the United States Code Annotated, relating to the FDIC, and no act or default on the part of Bank has occurred which might adversely affect the status of Bank as an insured bank under said Chapter. Bank has not knowingly failed to file any suspicious activity report or any report with respect to money laundering generally required to be filed pursuant to the Bank Secrecy Act.

5.8 Loans.

(a) Schedule 5.8(a) contains a true, correct and complete listing of all Loans as of July 8, 2009, other than Excluded Loans (the “Retained Loans”). To the knowledge of Bank and Capitol, all Loans, including, without limitation any related security documentation, are genuine, valid and enforceable, and not subject to set-off, counterclaim or defense by the borrower or obligor (and no claim to set-off or defense has been asserted by the obligor).

(b) Schedule 5.8(b) lists (by obligor) the aggregate amount for each of the following to which Bank is a party (in each case, the amounts reflected thereon are as of July 6, 2009): (i) Loans under which the obligor is more than ninety (90) days past due with respect to any scheduled payment of principal or interest and (ii) Loans classified as “watch,” “loss,” “doubtful,” “substandard” or “special mention” by any Governmental Entity or by Bank’s internal credit review system.

(c) To the knowledge of Bank and Capitol, Bank has complied, and on the Closing Date will have complied, with all applicable Laws, in making or purchasing Loans. To the knowledge of Bank and Capitol, all Loans serviced by Bank or any Affiliate were serviced in accordance with the requirements of any applicable guaranty of any Governmental Entity, pursuant to commercially accepted standards and, as applicable for mortgage loans, subject to the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association.

(d) Bank has made available to Parent true and correct copies of the requested Loan files related to each individual Loan, note, borrowing arrangement and other requested commitment and information pertaining to all securities held for investment by Bank as of May 31, 2009.

5.9 Insider Loans.  Set forth on Schedule 5.9 is a list of any and all outstanding notes or other evidences of indebtedness executed and delivered by insiders of Bank to Bank. For purposes of this Section 5.9, “insider” shall mean any Affiliate, officer or director of Capitol or Bank or any stockholder of Capitol or Bank owning 1% or more of Bank’s or Capitol’s stock or any members of the immediate families or related interests of such officers, directors or stockholder, as the terms “immediate families” and “related interests” are defined in §§ 215.2(g) and (n) of Regulation O (12 C.F.R. §§ 215.2(g) and (n)).

5.10 Participation Loans.  Schedule 5.10 attached hereto contains a summary listing, including primary terms, of all outstanding Loans or other evidences of indebtedness in which Bank has participated with other parties either as the originating lender or as a participant.

5.11 Financial Statements; Internal Controls

(a) Capitol and Bank have previously delivered to Parent true and complete copies of the Bank Financial Statements. The Bank Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the interim statements for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Bank as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Bank for the respective periods set forth therein, subject in the case of interim statements to year-end adjustments. In addition, the Bank Financial Statements and other financial information of Bank provided by Capitol for inclusion in the Proxy Statement are in compliance with the applicable requirements of Regulation S-X and Regulation S-K.

(b) Bank has in place sufficient systems and processes that are customary for a financial institution and that are designed to (x) provide reasonable assurances regarding the reliability of the Bank Financial Statements and (y) in a timely manner accumulate and communicate to Bank’s principal executive officer the type of information that would be required to be disclosed in the Bank Financial Statements. Neither Bank nor, to Bank’s and Capitol’s knowledge, any Employee, auditor, accountant or representative of Capitol or Bank has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Bank Financial Statements. There have been no instances of fraud by Bank, whether or not material, that occurred during any period covered by the Bank Financial Statements.

(c) During the periods covered by the Bank Financial Statements, Bank’s external auditor was independent of Bank and its management. Schedule 5.11(c) lists each written report by Bank’s external auditors to Bank’s or Capitol’s board of directors, or any committee thereof, or Bank’s or Capitol’s management concerning any period covered by the Bank Financial Statements, true and correct copies of which have been delivered to Parent.

5.12 Undisclosed Liabilities.   Except for liabilities: (a) recorded or reserved against on the Bank Balance Sheet; (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; or (c) as set forth in Schedule 5.12, Bank does not have any material debts, liabilities, demands or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Bank does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

5.13 Environmental Matters.  Except as disclosed in Schedule 5.13:

(a) To the knowledge of Bank and Capitol, except in compliance with applicable Environmental Laws, and in concentrations which would not be reasonably likely to result in an obligation to report to a regulatory agency, investigate or remediate any environmental condition at any real property owned, leased or operated by Bank whether directly, indirectly or in a fiduciary capacity (including, without limitation, the Bank Offices and any Other Real Estate Owned) (collectively, the “Real Property”), there are no Materials of Environmental Concern located in, on, over, under or at any Real Property.

(b) To the knowledge of Bank and Capitol, the Real Property, Bank and the Bank Business are in material compliance with all applicable Environmental Laws and have at all times during Bank’s operations been in material compliance with all applicable Environmental Laws. To the knowledge of Bank and Capitol, all real property formerly owned, leased or operated by Bank or any predecessor-in-interest thereof whether directly, indirectly or in a fiduciary capacity (collectively, the “Former Real Property”) has been in material compliance with applicable Environmental Laws during the ownership, lease or operation of Bank or any predecessor-in-interest thereof whether directly, indirectly or in a fiduciary capacity. Neither Capitol nor Bank has received any notice of any Environmental Claim or actual or threatened liability or obligation that is (i) pending or unresolved, (ii) arising under Environmental Laws and (iii) relating to any Real Property, Former Real Property or the conduct of the Bank Business.

(c) To the knowledge of Bank and Capitol, none of the Real Property or Former Real Property will result in material liability under any Environmental Law or a material Environmental Claim.

(d) Bank has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any Real Property or Former Real Property, as of the date hereof. Bank has provided to Parent a copy of all such studies and reports set forth on Schedule 5.13(d).

(e) None of the matters disclosed in Schedule 5.13, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bank, the Bank Business or the Real Property.

5.14 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to Bank (including Tax Returns of consolidated, combined, unitary or similar groups that include Bank (each an “Affiliated Group”) have been filed in a timely manner (taking into account all extensions of due dates). All such Tax Returns are accurate, correct and complete in all material respects.

(b) All Taxes owed by or with respect to Bank, whether nor not shown on a Tax Return, have been paid in full on a timely basis.

(c) There is no pending claim in a jurisdiction where Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The liability of Bank for unpaid Taxes did not, as of the dates of the Bank Financial Statements described in Section 5.11, exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on the Bank Financial Statements.

(e) There are no ongoing audits, examinations or claims procedures with respect to any Tax Returns or Taxes of Bank or any Affiliated Group, and no notice has been received from any Governmental Entity of the expected commencement of such a proceeding.

(f) Bank has a taxable year ending on December 31.

(g) Bank has not agreed to, and is not and will not be required to, make any adjustments under Code section 481(a) as a result of a change in accounting methods.

(h) Bank has not withheld and paid over to the proper Governmental Entities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(i) Bank is not a party to or subject to any Contract extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with the IRS or any other taxing authority.

(j) Bank delivered to Parent correct and complete copies of all Tax Returns filed by or with respect to Bank (or if such Tax Returns are filed by an Affiliated Group, pro forma versions of such Tax Returns reflecting all items relating to Bank) for taxable years beginning after December 31, 2006.

(k) There are no Liens on the assets of Bank relating to or attributable to Taxes (other than Permitted Liens).

(l) No election or consent under Section 341 of the Code has been made with respect to Bank or with respect to any of the assets of Bank.

(m) Bank is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and, at the Closing, Bank and Capitol shall provide Parent with a certificate to that effect (and the related notice to the Internal Revenue Service) that complies with sections 897 and 1445 of the Code and the related Treasury Regulations.

(n) Bank is not a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group of which Capitol is the common parent. Bank has no liability for the Taxes of another Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(o) Bank has not used a method of accounting that defers the recognition of income for tax purposes beyond the time of receipt of a cash payment or of the arising of an account or other receivable in favor of Bank.

(p) Bank has fully complied with all statutes and regulations with respect to the accounting for and paying over of unclaimed or abandoned funds.

5.15 Legal Proceedings.   Schedule 5.15 hereto lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which Bank is a party, either directly, indirectly or in a fiduciary capacity. There are no actions, suits, claims or proceedings instituted or pending or, to Bank’s or Capitol’s knowledge, threatened against Bank or Capitol or against any asset, interest or right of Bank or Capitol which, if adversely determined, would prevent or hinder the consummation of the Merger or have a Material Adverse Effect on Bank. Neither Bank nor Capitol is a party to any material writ, order, judgment, award, injunction or decree.

5.16 Compliance With Laws.

(a) Except as disclosed on Schedule 5.16(a), Bank is not, nor has it been, in violation of its Articles of Incorporation or Bylaws, is not and has not been in violation of any applicable Law or any order, rule or regulation of any federal, state, local or other Governmental Entity, or in default under any order, license, regulation or demand of any Governmental Entity and has not received notice of any of the foregoing. Except as disclosed on Schedule 5.16(a), Bank is not, nor has it been, subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.

(b) Schedule 5.16(b) lists each material consent, license, permit, grant or other authorization issued to Bank or any Employee by a Governmental Entity (i) pursuant to which Bank currently operates or holds any interest in any of its properties and assets or (ii) that is required for the operation of the Bank Business as currently conducted or as currently proposed to be conducted (collectively, the “Permits”). The Permits are in full force and effect and Bank is in material compliance with the terms and conditions of all Permits.

(c) Bank’s business is and has been, in all material respects, in compliance with all applicable Laws of all Governmental Entities to which it or its businesses is subject, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and other applicable fair lending laws and other laws relating to discriminatory business practices.

5.17 Employee Benefit Plans; Labor.

(a) Schedule 5.17(a) lists each Benefit Arrangement and Benefit Plan sponsored or maintained by Capitol or Bank pursuant to which any current or formed Employees of Bank, or current or former service providers to Bank, are participants. Schedule 5.17(a) also lists the sponsor (i.e., Capitol or Bank) of each Benefit Arrangement and Benefit Plan. Bank has made available to Parent correct and complete copies of (i) each Benefit Arrangement (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.

(b) (i) Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”), is tax qualified and Capitol has received a determination letter from the IRS upon which it may rely regarding each such Qualified Plan’s qualified status under the Code, and with respect to the Stockholder Representative’s ESOP, regarding its qualified status under the Code and status as an “employee stock ownership plan” under Sections 409 and 4975(e)(7) of the Code, for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan. Capitol has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) None of Capitol, Bank or any of their ERISA Affiliates sponsors, maintains, contributes to, or has any liability or contingent liability, including, but not limited to, any “withdrawal liability,” as to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including any multiemployer plan (within the meaning of Section 3(37)(A) of ERISA), subject to Sections 412 and 430 of the Code, Section 302 of ERISA or Title IV of ERISA. There is no encumbrance or Lien pursuant to Section 4068 of ERISA or Section 412(n) of the Code (as in effect prior to its repeal) or Section 430(k) of the Code in favor of or enforceable by the Pension Benefit Guaranty Corporation with respect to any of Bank’s assets. None of Capitol, Bank or any of their respective ERISA Affiliates (x) maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA, or (y) has any current or future obligation or liability with respect to a Benefit Arrangement pursuant to the provisions of a collective bargaining agreement, in each case on behalf of or with respect to any current or former employee, director, or other service provider of Bank or their beneficiaries.

(d) Except as listed on Schedule 5.17(d), no Benefit Arrangement provides for any health, life or other welfare-type benefit for current or future retired or terminated employees or their beneficiaries of Bank or current or future terminated non-employee service providers to Bank or their beneficiaries, other than COBRA.

(e) The Benefit Arrangements have been operated in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental Laws and regulations with respect to Bank’s employees. No claim has been threatened, asserted, instituted, or, to Bank’s and Capitol’s knowledge, is anticipated against any Benefit Arrangement (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Capitol, Bank, any of their respective ERISA Affiliates, any employee, officer, director, or other service provider of Capitol or Bank (whether current or former), or any of the assets of any trust of any of the Benefit Arrangements. Each Benefit Arrangement may be amended, terminated, modified or otherwise revised, other than with respect to the nondiscrimination rules and benefits protected under Sections 401(a)(4) and 411(d), respectively, of the Code, on and after the Closing Date, without further material liability to Parent, Merger Sub, any Affiliate of Parent, or Bank.

(f) All contributions, premiums, benefit payments and inter-company changes under or in connection with the Benefit Arrangements that are required to have been made in accordance with the terms of the Benefit

Arrangements or applicable Law for any period through the Closing Date have been timely made or properly accrued.

(g) None of Capitol, Bank or any ERISA Affiliate is obligated under any Benefit Arrangement or otherwise to pay or provide any separation, severance, termination or similar benefit, unemployment compensation, or withdrawal liability, or accelerate the time of payment, funding, or vesting or increase the amount of compensation or benefits due to any employee, director, independent contractor or other service provider of any of Capitol or Bank (whether current or former) or their beneficiaries as a result of any transaction contemplated by this Agreement or as a result of a change in control or ownership within the meaning of Section 280G of the Code (alone or in connection with any subsequent termination).

(h) Except as set forth in Schedule 5.17(h),:

(i) there are no collective bargaining agreements binding on Bank; none of the Employees of Bank is represented by a labor union, and, to the knowledge of Bank and Capitol, there is no, and since January 1, 2007, has been no, (a) organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of Bank, and (b) no demand for recognition of any Employees of Bank has been made by or on behalf of any labor organization or trade unions.

(ii) there are no strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of Bank and Capitol, contemplated or threatened against or involving Bank;

(iii) there are no legal proceedings pending or, to the knowledge of Bank and Capitol, threatened against or affecting Bank, relating to the alleged violation of any Law pertaining to labor relations or employment matters;

(iv) unfair labor practice charges, grievances or complaints or charges of discrimination, harassment, wrongful discharge, retaliatory act or similar actions filed against or, to the knowledge of Bank and Capitol, threatened against Capitol or Bank with the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental authority relating to employees of Bank.

(i) Schedule 5.17(i) contains a complete and accurate list of the names of each employee of Bank (“Bank Employee”) as of the date hereof. Bank has delivered to Parent the following information with respect to each Bank Employee: (i) date of hire, (ii) job title or position held, (iii) base salary or current wages or remuneration, (iv) employment status (i.e., active or on leave or disability and full-time or part-time) and (v) vacation and sick pay entitlement.

(j) There has been no mass layoff or plant closing as defined in the WARN Act or any similar state or local “plant closing” Law with respect to the employees of Bank.

5.18 Certain Contracts.

(a) Except as set forth in the Contracts attached to Schedule 5.18(a), Bank is not a party to, and neither receives nor is obligated to pay benefits under:

(i) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any obligation of any third party, other than Bank Deposits, federal funds purchased and securities sold under agreement to repurchase, all in the ordinary course of business consistent with past practice;

(ii) data processing, item processing or ATM Contracts;

(iii) any Contracts involving mortgages, deeds of trust, security agreements or suretyships, other than advances of expenses to employees in the ordinary course of business consistent with past practice;

(iv) any Contract pursuant to which Bank is obligated to indemnify any current or former director, officer, employee or agent of Bank (other than as provided in Bank’s bylaws or as otherwise required under Nevada law) or Capitol;

(v) any collective bargaining agreement;

(vi) any Contract which requires the payment by Bank of more than $15,000 annually or which cannot be terminated without penalty upon notice of thirty (30) days or less;

(vii) any Contract that involves a payment or series of payments of more than $15,000 individually or in the aggregate from or to Bank, other than (x) any agreement with a banking customer for the provision of banking services entered into by Bank in the ordinary course of business consistent with past practice, and (y) Loans made by, repurchase agreements made by, banker’s, acceptance of or Deposits by Bank in the ordinary course of business consistent with past practice;

(viii) any Contract containing covenants which limit the ability of Bank to compete in any line of business or with any Person or which involves any restrictions on the geographical area in which, or method by which, Bank may carry on its respective business (other than as may required by Law or any applicable regulatory authority);

(ix) any Contracts related to indebtedness for borrowed money where Bank is the borrower or obligor;

(x) any lease for real property;

(xi) any license, sublicense, services, technology or other agreement (i) pursuant to which any third party is authorized to use or provide services related to any Bank IP or (ii) pursuant to which Bank is authorized to use any Intellectual Property of any third party;

(xii) any Contracts for the future disposition or acquisition of any assets or properties, other than in the ordinary course of business consistent with past practice and not involving assets that are either material to Bank or having a fair market value an in excess of $15,000;

(xiii) any Contracts for any merger or other business combination;

(xiv) any Contracts concerning confidentiality or non-solicitation obligations; or

(xv) any outstanding offer, agreement, commitment or obligation to enter into any Contract or arrangement of the nature described in subsections (i) through (xiv) of this Section 5.18(a).

(b) Except as set forth on Schedule 5.18(b), (i) each Contract listed on Schedule 5.18(a) is valid and binding on Bank and, to the knowledge of Bank and Capitol, on the other parties thereto; and (ii) neither Bank nor, to the knowledge of Bank and Capitol, any other party, is in material default under any such contract, and no event has occurred which constitutes, or with the lapse of time, the giving of notice or both could constitute, a default by Bank or, to the knowledge of Bank and Capitol, a default by any other party under such contract.

5.19 Absence of Changes.  Except as set forth on Schedule 5.19, to the knowledge of Bank and Capitol, since December 31, 2008, there has not been:

(a) Any event or occurrence that has had or could reasonably be expected to have (individually or in the aggregate with any other event or occurrence) a Material Adverse Effect on Bank;

(b) Any (i) increase (other than those in the ordinary course of business consistent with past practice) in the wages, salaries, compensation, pension or other benefits payable or to become payable by Capitol or Bank to any Employee of Bank or agent, (ii) bonus, incentive compensation, service award or like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Employee of Bank or agent, (iii) any new employment, severance or change of control agreement to which Capitol or Bank is a party, or (iv) any adoption of or material amendment to, or material modification of, any Benefit Arrangement except as required by the terms or such plan or applicable Law.

(c) Any issuance of or Contract to issue any shares of Bank Common Stock or other Rights;

(d) Any discharge or satisfaction of any Lien or payment of any obligation or liability by Bank other than current liabilities shown or reflected on the Bank Financial Statements or current liabilities incurred since that date in the ordinary course of business consistent with past practice;

(e) Any mortgage, pledge or subjection to Lien of any of Bank’s assets, real or personal, tangible or intangible, other than in the ordinary course of business consistent with past practice;

(f) The sale or transfer of any of Bank’s tangible assets, or the cancellation or release of any debts or claims owing to Bank;

(g) Entry by Bank into any other transaction other than in the ordinary course of business consistent with past practice;

(h) The sale, assignment, transfer or encumbrance by Bank of any trademarks, trade names or other intangible assets; or

(i) A decrease in the Core Deposits of Bank of five percent (5%) or more.

5.20 Brokers And Finders.  Except as set forth on Schedule 5.20, none of Capitol, Bank or any of the directors, officers or employees of either has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.21 Insurance.  Schedule 5.21 lists Bank’s insurance policies and binders of insurance and the amounts and types of insurance coverage available thereunder. All such policies of insurance (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are adequate for the business conducted by Bank in respect of amounts, types and risks insured (other than the risk of terrorist attacks); and (iii) will remain in full force and effect until the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. There is no claim by Bank or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Bank has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Bank and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. Except as provided in Section 8.3, neither Bank nor Capitol has knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of Bank or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

5.22 Accuracy And Availability Of Deposit Account Records.

(a) The deposit agreements and other documents relating to the deposit accounts of Bank to be delivered to Parent, or to which Parent and Merger Sub shall have unrestricted access after the Closing, will be all such documents in Bank’s possession or reasonably available to Bank at the Closing. Except as set forth on Schedule 5.22(a), none of the Deposits of Bank is a Brokered Deposit.

(b) Schedule 5.22(b) contains a true, correct and complete listing of all the Core Deposits of Bank as of June 30, 2009.

5.23 Properties.  (a) Bank has a valid leasehold interest in the real property (or portion thereof) described in Schedule 5.23(a)(1), together with the improvements thereon and real property rights and appurtenances pertaining thereto (individually and collectively, as the context may require, the “Leased Real Property”), free and clear of all Liens, other than any Permitted Liens. No such Permitted Lien materially impairs the use of the Leased Real Property for the purposes for which it is now operated. As of the Closing, Bank shall have good, marketable and insurable fee simple title to the real property described in Scheduled 5.23(a)(2) (the “Owned Real Property”), free and clear of all Liens, other than any Permitted Liens. Except as set forth in Schedules 5.23(a)(1) and 5.23(a)(2), Bank does not own or lease any real property.

(b) Attached to Schedule 5.23(b) is a true, correct and complete copy of the lease pursuant to which the Leased Real Property is leased to Bank (the “Real Property Lease”), including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto). The Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and, except as set forth in Schedule 5.23(b), has not been modified, amended, nor any provision thereof waived and constitutes the entire agreement between the lessor and lessee with respect to the Leased Real Property so demised. Bank has delivered all notices delivered or received by Bank relating to the Real Property Lease. With the exception of the suit commenced by Bank seeking recovery of its tenant improvement allowance captioned 1st Commerce Bank, Plaintiff vs. James J. Stevinson, a foreign corporation; and GBRK, LLC, a California limited liability company, Defendant; James J. Stevinson, a California corporation, and GBRK, LLC, a California limited liability company, Third Party Plaintiffs vs. Rick A. Abelson, an individual; and Camino Al Norte Holdings, LLC, a Nevada limited liability company; Camino Al Norte Ventures, LLC, a domestic limited liability company; Does I through XX; and Row Corporations I through XX, Third Party Defendants, Case No. A576649; neither Bank nor, to the knowledge of Bank and Capitol, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, the Real Property Lease. None of the parties to the Real Property Lease has given notice of termination of, or is seeking to amend, the Real Property Lease.

(c) Except as attached to Schedule 5.23(c), Bank has not entered into any Contract, option or right of first refusal for the sale, transfer, lease, sublease, assignment or other disposition of the Leased Real Property (or any portion thereof) or the Owned Real Property (or any portions thereof).

(d) To the knowledge of Bank and Capitol, there are no outstanding material requirements from the lessor under the Real Property Lease requiring any repairs or work to be done with respect to the improvements constituting a part of the Leased Real Property or pertaining to the maintenance of such property in order to comply with the Real Property Lease. Neither Capitol nor Bank has received any notice of any actual or threatened liability or obligation arising under the Law of any Governmental Entity applicable to the Leased Real Property or the Owned Real Property.

(e) Bank has, or will have at the Effective Time, title, free and clear of all Liens, to all of the personal properties reflected on the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements or acquired after such date, except for (i) Permitted Liens, (ii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or FHLB, (iii) as reflected on the notes to the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements, and (iv) as disclosed on Schedule 5.23(e).

(f) No Owned Real Property is comprised of a tax lot that also encompasses property that is not such Owned Real Property. There is no pending, or, to the knowledge of Bank and Capitol, threatened or contemplated condemnation, eminent domain or similar proceeding affecting any Owned Real Property or any portion thereof. To the knowledge of Bank and Capitol, there exists no fact or condition that would result in the termination of the existing access to the Owned Real Property.

5.24 Books And Records.   The minute books of Bank have been kept in the ordinary course of business and are complete in all material respects to corporate action taken by the Stockholders and the Bank’s Board of Directors, and are in compliance in all material respects with all applicable laws and regulations.

5.25 Condition of Assets.  Except as set forth on Schedule 5.25, there is no material asset used by Bank in the conduct of its business which is not either owned by Bank or leased to Bank under appropriate licenses or leases. Bank has good and valid title to, or, in the case of the Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens and as reflected in the Bank Financial Statements or as set forth on Schedule 5.25. All such assets owned or used by Bank are, and on the Closing Date will be, (i) adequate for the conduct of the Bank Business as currently conducted in all material respects and (ii) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition subject to normal wear and tear and maintenance requirements, except where such failure to be in good operating condition would not materially impair the operation of Bank as presently conducted.

5.26 Location And Conduct Of Business.   Bank conducts all the customer operations of the Bank Business at the Bank Offices set forth on Schedule 5.26 and at no other locations.

5.27 Intellectual Property.

(a) Schedule 5.27(a)(i) to this Agreement contains a true, correct and complete listing of all Bank IP which, except as set forth on Schedule (a)(ii), constitutes all Intellectual Property necessary to conduct the Bank Business as currently conducted and currently proposed to be conducted. Bank owns, or has the right to use pursuant to a valid and enforceable license, sublicense, Services Agreement with CBL or similar agreement, all Intellectual Property that is used in or necessary for use in the Bank Business as currently conducted and currently proposed to be conducted, in each case, free and clear of Encumbrances. Registrations for Bank Owned IP are valid, subsisting, enforceable and in full force and effect, and there has been no claim by any third party contesting the validity, enforceability, use or ownership of any of the Bank Owned IP.

(b) Neither the Bank Business nor any Bank IP infringes, misappropriates, violates or conflicts with a third party’s Intellectual Property, and neither Capitol nor Bank has received notice claiming otherwise and there are no facts or circumstances that would reasonably be anticipated to result in any such claim. To the knowledge of Bank and Capitol, no third party is infringing, misappropriating or violating any Bank IP. There is no claim, suit, action or proceeding, pending or, to the knowledge of Bank and Capitol, threatened, against Bank asserting that Bank’s use of any Intellectual Property infringes the rights of any third party and no third party is known to Capitol or Bank to be infringing upon the rights of Bank in the Intellectual Property.

(c) Bank has taken commercially reasonable measures to (i) protect the proprietary nature of the Bank Owned IP and (ii) the confidential nature of personally identifiable information, including by using commercially reasonable efforts to provide for the signing by third parties with access to confidential information of valid and binding nondisclosure.

5.28 Related Party Transactions.  Except as set forth on Schedule 5.28, no Related Person of Bank is currently a party to any Contract with Bank, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to any Related Persons or any of their Affiliates (each such agreement being a “Related Party Agreement”). Furthermore, except as expressly set forth in Schedule 5.28 attached hereto, no Related Person of Bank has, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, lessor, lessee, or competitor or potential competitor of Bank or any of its subsidiaries. There are no outstanding notes or accounts receivable from or payable to, or advances by or to, any Related Person. To the knowledge of Bank and Capitol, neither Bank nor any of its directors, officers, employees or agents, have: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments from corporate funds to officials of any Governmental Entities; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Bank; (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

5.29 Proxy Statement.  The information relating to Capitol and Bank furnished in writing by Capitol for inclusion in the Proxy Statement and the other matters to be voted on at the Stockholders’ Meeting, including but not limited to the information supplied by Capitol and contained in the Proxy Statement, will not, as of the date such information is provided promptly upon the request of Parent, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading (the “Information Standard”). Capitol will promptly update such information should it become aware of any material change and, promptly upon the request of Parent, confirm that such information satisfies the Information Standard as of a subsequent date.

5.30 Deposits; Deposit Summary

(a) All of the Deposits held by Bank (including the records and documentation pertaining to such Deposits) have been established and are held in material compliance with (i) all applicable policies, practices and procedures of Bank and (ii) all applicable Law, including anti-money laundering requirements. All of the Deposits held by Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid.

(b) To the knowledge of Bank and Capitol, there are no Contracts currently in force, that upon the occurrence of any event (including the execution of this Agreement), could result in the acceleration of any fixed term Deposits with Bank or any certificates of deposit issued by Bank.

(c) Attached hereto as Schedule 5.30(c) is a summary of the amounts and types of the Deposits held by Bank on July 7, 2009 and the weighted average interest rates being paid thereon as of May 31, 2009 (the “Deposit Summary”). The Deposit Summary was prepared by Bank from the books and records of Bank in the ordinary course of business consistent with past practice.

(d) Except as set forth on Schedule 5.30(d), none of the Deposits held by Bank are of public and governmental funds as to which there is required security posted by Bank.

5.31 Approval Of Stockholders.  The Merger to be authorized must be approved by a majority of the Shares.

5.32 Adequacy of Capital.  Bank’s risk-based capital and leverage capital are adequate and in compliance with the requirements of the FDIC’s capital maintenance requirements in 12 C.F.R. Part 325, Subpart A, including Appendices A (risk-based capital) and B (leverage capital), and Bank is considered well capitalized for purposes of the Prompt Corrective Action rules contained in 12 C.F.R. Part 325, Subpart B.

5.33 No Participation In TARP.  None of Bank’s Affiliates participates in the U.S. Treasury Department’s Troubled Asset Relief Program, including the Capital Purchase Program.

5.34 No Excess Payments.  None of Bank’s officers or directors would be entitled as a result of the Merger or any subsequent purchase of banking operations to compensation that would constitute excess parachute payments under Section 280G and 4999 of the Code.

5.35 No Other Representations Or Warranties.  Except for the representations and warranties contained in this Article 5, neither Capitol nor Bank makes additional representations or warranties, and each of Capitol and Bank hereby disclaims any other representations or warranties, whether made by Capitol and Bank or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any document entered into pursuant to the terms and conditions of this Agreement, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent, Merger Sub or their representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Bank as follows:

6.1 Organization, Standing And Authority Of Parent And Merger Sub; Charter Documents and Bylaws.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively, with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease all of its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not be reasonably expected to prevent or hinder the consummation of the Merger. Each of Parent and Merger Sub has heretofore delivered or will make available to Capitol true and complete copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, as the case may be, as in effect as of the date hereof.

6.2 Legal Authority, Binding Effect, Ownership.  Merger Sub has and, except for the Parent Stockholder Approval, Parent has, all requisite corporate power and authority (i) to enter into this Agreement and each Related Document to be executed and delivered by Merger Sub and Parent, as the case may be (subject to receipt of all necessary approvals from Governmental Entities), and (ii) to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered to Capitol by Merger Sub and Parent pursuant to this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub and Parent. This Agreement has been duly and validly executed and delivered by Merger Sub and Parent, and, assuming due authorization, execution and delivery by Capitol and Bank, constitutes a legal, valid and binding obligation of Merger Sub and Parent which is enforceable against Merger Sub and Parent in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exceptions.

6.3 No Violation, Conflict, Etc.  Except as disclosed on Schedule 6.3, none of (i) the execution and delivery of this Agreement or any Related Document, (ii) the consummation of the transactions contemplated hereby or thereby or (iii) compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of each of Parent and Merger Sub, (B) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of Parent and Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which each of Parent and Merger Sub is a party, or to which any of its properties or assets is subject, or (C) subject to receipt of all required governmental approvals as described in Section 6.4 below, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Parent and Merger Sub.

6.4 Regulatory Approvals.  Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators set forth on Schedule 6.4, and except for such filings, registrations, consents or approvals that are disclosed on Schedule 6.4, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the Related Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby.

6.5 Legal Proceedings.  There are no actions, suits, claims or proceedings instituted or pending or, to Parent’s knowledge, threatened against Parent or Merger Sub which, if adversely determined, would prevent or hinder the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is a party to any material writ, order, judgment, award, injunction or decree.

6.6 Compliance With Laws.  Except as disclosed on Schedule 6.6, neither Parent nor Merger Sub is in violation of its Articles of Incorporation or Bylaws and has not received notice of violation of any applicable Law which would reasonably be expected to materially impair the validity or consummation of this Agreement or the transactions contemplated hereby, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity. Neither Parent nor Merger Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.

6.7 Brokers And Finders.  Except as set forth in Schedule 6.7, neither Parent nor Merger Sub nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

6.8 Financing.  Parent has sufficient funds to pay the Merger Consideration.

6.9 Investment Intent.   Parent is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act if 1933, as amended other than in compliance with all applicable Laws, including United States federal securities Laws.

6.10 Funds Outside Of The Trust Account.   Parent has sufficient funds outside of the Trust Account to satisfy any claims for indemnification by a Stockholder Indemnified Party.

6.11 Non-Reliance.  Parent acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by Capitol or any Person acting on Capitol’s behalf) other than those expressly set out in this Agreement and Related Documents and that it will not have any right or remedy rising out of any representation, warranties or other statements not expressly set out in this Agreement or the Related Documents.

ARTICLE 7

COVENANTS OF BANK, CAPITOL AND CBL

7.1 Conduct Of Business.

(a) Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, Bank will use its commercially reasonable best efforts to (i) operate its business only in the regular and ordinary course of business consistent with past practice (except as otherwise expressly contemplated by this Agreement) and (ii) preserve intact its business organization and assets and maintain its rights and franchises. Neither Capitol nor Bank shall knowingly take any action that would (A) adversely affect the ability of Bank or Capitol to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (B) adversely affect Capitol’s or Bank’s ability to perform its covenants and agreements under this Agreement. Bank shall not cancel, terminate or amend the Real Property Lease, or acquire (except for the acquisition of the Owned Real Property pursuant to foreclosure proceedings) or lease any other Real Property, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). Without limiting the foregoing, Bank will, and Capitol will cause Bank to, perform in a prompt and timely manner, in accordance with its ordinary course of business consistent with past practice or existing business plans, all of its obligations with respect to the Bank Business.

(b) Negative Covenants.  From the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Parent in advance in writing, (which consent shall not be unreasonably withheld, conditioned or delayed), Bank shall not:

(i) except in the ordinary course of business consistent with past practice, sell, transfer, license or otherwise dispose of or discontinue any of its assets, business or properties (including Core Deposits) or permit or allow any of its assets or properties to be subjected to any Lien, other than Permitted Liens;

(ii) (A) issue any capital stock or other securities of Bank or make any change in the issued and outstanding capitol stock or securities of Bank; (B) issue or grant any Rights of any character relating to the authorized or issued capital stock of Bank, or any securities convertible into shares of such stock or such Rights; or (C) declare, make or pay any cash dividends or distributions to the holders of its capital stock;

(iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of Bank’s capital stock;

(iv) approve any capital expenditure, individually or in the aggregate, in excess of $25,000;

(v) rollover, refinance, renew, cancel, release or otherwise modify any Retained Loans;

(vi) fail to maintain insurance coverage under insurance policies at presently existing levels so long as such insurance is available at commercially reasonable rates;

(vii) change, amend or waive any provisions of Bank’s Articles of Incorporation of Bylaws;

(viii) other than as required by applicable Law, (A) grant base salary, base wage or discretionary incentive compensation increases for any current employee, except in the ordinary course of business consistent with past practice; provided, however, that any such base salary, base wage or discretionary incentive compensation increase shall not exceed 3% of any such employee’s base salary, base wage or discretionary incentive compensation from the previous year; provided, further, that, except as authorized herein, no salary or wage increases shall be granted to any current employee that is a party to any employment, retention, change in control or similar agreement with Bank; (B) forgive any Loans to directors, officers or employees of Bank or Capitol or any Affiliate thereof; (C) enter into any employment, change of control or severance agreement with, or establish, adopt, enter into, or amend, any Benefit Arrangement for the benefit of, any current or former employee, director, officer or employee of Bank; (D) exercise any discretion to accelerate the vesting or payment of any compensation of benefit, or take any action to fund the payment of any benefit, under any Benefit Arrangement, except as may be contemplated by this Agreement; or (E) grant any new awards under any Benefit Arrangement.

(ix) except in the ordinary course of business consistent with past practice, acquire any collateralized mortgage obligations, incur any liabilities or obligations for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than Deposits, federal funds purchased and securities sold under agreements to repurchase, in each case, in the ordinary course of business consistent with past practice), or acquire any equity, debt or other investment securities;

(x) incur any liabilities with respect to Brokered Deposits or extend or renew the term of any Brokered Deposit set forth on Schedule 5.22(a), provided, however, that Bank may extend or renew the term of any Brokered Deposit set forth on Schedule 5.22(a) for a period not to exceed three (3) months if such Brokered Deposit matures or expires prior to the Closing;

(xi) make application for the opening of any branch;

(xii) merge into, consolidate with, affiliate with, or be purchased or acquired by (assets or capital stock), any other Person, or permit any other to be merger, consolidated or affiliated with it or be purchased or acquired by it, or except to realize upon collateral in the ordinary course of its business, acquire a significant potion of the assets of any other Person, or sell a significant potion of its assets;

(xiii) settle any action, claim or proceeding filed or otherwise instituted against it;

(xiv) make any change in its accounting, credit risk or interest rate risk methods or practices, except changes as may be required by GAAP or by regulatory requirements;

(xv) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any tax closing agreement, settle any claim for Taxes or assessments relating to Bank, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessments relating to Bank, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would increase the liability for Taxes of Bank for any period after the date of Closing;

(xvi) enter into any transaction with any Related Person other than in the ordinary course of business consistent with past practice and on terms no less favorable than could be negotiated on an arm’s length basis;

(xvii) knowingly take any action intended or reasonably likely to result in (A) a Material Adverse Effect on Bank, (B) any of the conditions to the transactions contemplated hereby set forth in Article 10 not being satisfied in a timely manner, or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Law;

(xviii) do anything to cause the termination of Bank’s FDIC deposit insurance;

(xix) repurchase (including by participation) any Excluded Loan or purchase Loans (including by participation) from Capitol or any Affiliate of Capitol; or

(xx) incur any indebtedness for borrowed money, including, without limitation, any draw-down by Bank on its line of credit with FHLB;

(xxi) agree to take any of the actions specified in this Section 7.1(b), except as contemplated by this Agreement.

7.2 Current Information.  During the period from the date of this Agreement to the Effective Time, Bank and Capitol will and will cause their representatives to confer with representatives of Parent and report the general status of Bank’s ongoing operations (including credit quality and related issues), customer communications, employee matters and other issues relating to Bank and the transactions contemplated hereby to the extent permitted by applicable Law, at such times as Parent may reasonably request. Bank shall promptly notify Parent of any material and adverse change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of litigation or the threat of material litigation involving Bank. Bank shall provide to Parent reports regarding the Loans and Deposits as reasonably requested by Parent, as well as asset quality reports as reasonably requested by Parent, in each case, no more frequently than monthly, including but not limited to watch Loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures. Bank shall also provide Parent with such information with respect to such events as Parent may reasonably request from time to time. As soon as submitted to the applicable federal banking agency, Capitol will deliver to Parent each of Bank’s quarterly Reports of Condition and Income, including all schedules thereto.

7.3 Advise of Changes.  Capitol shall promptly notify Parent of any change or event (a) that has had or would reasonably be expected to have a Material Adverse Effect on Bank, (b) which it believes would or would be reasonably likely to cause or constitute a breach of any of its or Bank’s representations, warranties or covenants contained herein, or (c) which it believes would or would be reasonably likely to cause any of the conditions set forth in Section 10.2 not being satisfied; provided, that a breach of this Section shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 10.2(a) and 10.2(b), or give rise to a right of termination under Article 12, if the underlying breach or breaches with respect to which Capitol failed to give notice would not result in the failure of the closing conditions set forth in Section 10.2 to be satisfied.

7.4 Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein provided, Capitol agrees to use commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.5 Corporate And Other Consents.   Bank shall use commercially reasonable best efforts to secure all corporate and other non-regulatory consents with respect to those material contracts to which Bank is a party which consents are otherwise required to be obtained as listed on Schedule 7.5 in order to consummate the Merger, and Parent shall fully cooperate in order to obtain such consents. Bank shall provide copies of such consents to Parent upon Parent’s request. Capitol and CBL shall use best efforts to consummate the Exchange

Offer as promptly as practicable after the date hereof, and, upon consummation of the Exchange Offer, CBL shall promptly, and in any event within two (2) Business Days thereof, deliver the Capitol Stockholder Approval; provided, however, that, if the Exchange Offer is not consummated on or prior to August 15, 2009, Capitol and CBL shall use best efforts to obtain the Capitol Stockholder Approval and the Bank Stockholder Approval as soon as reasonably possible.

7.6 Access To And Retention Of Books And Records.  Upon execution of this Agreement, Bank and Capitol shall cause each of their respective officers, directors, and employees to provide Parent and its representatives, accountants and counsel reasonable access to the Real Property, Bank Offices, employees, depository records, loan files, Bank Financial Statements and all other documents and other information concerning Bank as Parent may reasonably request. Capitol shall provide Parent reasonable assistance in its investigation relating to the Real Property and Bank Offices; provided, that Parent’s investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Bank’s normal operations, customers and employee relations. On the Closing Date, Parent shall receive possession of (at the Bank Offices), and all right, title and interest of Bank in, all books and records relating to the Bank Business, the operation of the Bank Offices and the corporate existence and activities of Bank which are in the possession of Bank. Capitol will use its commercially reasonable best efforts to cause its auditors, BDO Seidman, LLP, to (a) continue to provide Parent and its advisors access to all of Capitol’s information used in the preparation of the Bank Financial Statements and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information; provided, that Parent shall reimburse Capitol for any out-of-pocket expenses incurred in connection therewith. Capitol shall use its commercially reasonable best efforts to participate in the preparation of the pro forma financial statements for inclusion in the Parent’s Proxy Statement.

7.7 Communications; Notices; Etc.  If required by applicable Law, after the Final Approval Date and prior to the Closing Date, on a date certain which is mutually agreeable to the Parties, Capitol shall send or cause Bank to send statements (or, in the event the Parties shall mutually agree, the Parties shall send a joint statement) to Bank’s customers announcing the transactions contemplated hereby. From time to time prior to the Closing, Parent may request consent to transmit certain communications to Bank customers with respect to regulatory, operational or administrative matters, and Capitol agrees that it will not unreasonably withhold such consent.

7.8 Exclusivity.  Capitol and Bank will not, and will not permit any of their Affiliates, to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Bank (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

7.9 Disposition of Excluded Loans.  At or prior to the Closing, Capitol shall cause Bank to transfer to Capitol or any Affiliate of Capitol each of the Excluded Loans, without recourse to Bank. The purchase price for each such Excluded Loan shall be the Loan Price.

7.10 Guaranty.  CBL hereby unconditionally guarantees to Parent and Merger Sub the full prompt payment and punctual performance by Capitol and Bank of any and all obligations of Capitol or Bank arising under this Agreement, including, without limitation, those obligations arising under Article 11, but excluding Bank’s obligations pursuant to Section 9.15 hereof. The liability of CBL hereunder shall not be conditioned or contingent upon pursuit by Parent or Merger Sub of any remedies either may have against Capitol or Bank with respect to this Agreement. No exercise or nonexercise by Parent or Merger Sub of any right given to it hereunder, and no change, impairment or suspension of any right or remedy of Parent or Merger Sub hereunder, shall in any way affect CBL’s obligations hereunder.

7.11 General Release of Officers of Bank.  From and after the date hereof, Capitol shall use its best efforts to obtain a general release from the officers of Bank in the form attached hereto as Exhibit B.

ARTICLE 8

COVENANTS OF PARENT

8.1 Current Information.  During the period from the date of this Agreement to the Effective Time, to the extent that such could affect the consummation of the transactions contemplated hereby, Parent will promptly notify Capitol in writing, to the extent permitted by applicable Law, of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving Parent that would be reasonably expected to adversely affect the transactions contemplated by this Agreement, and, to the extent permitted by Law, Parent will also provide Capitol such information with respect to such events as Capitol may reasonably request from time to time.

8.2 Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein, Parent agrees to use commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

8.3 Services and Insurance.  Notwithstanding anything contained herein to the contrary, Parent acknowledges and agrees that: (a) all services provided by CBL to Bank which are not specifically set forth in the Services Agreement shall cease as of the Effective Time; and (b) all insurance coverages procured by CBL for Bank, its employees, officers and directors shall cease as of the Effective Time.

ARTICLE 9

REGULATORY AND OTHER MATTERS

9.1 Regulatory Approvals.

(a) As soon as practicable after the date hereof, but in no event later than thirty (30) days after the date of this Agreement, each of Parent, Merger Sub, Capitol and Bank shall take all commercially reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Parent, Merger Sub, Capitol and Bank will cooperate with each other and will each furnish the others and the others’ counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank, Capitol, Merger Sub or Parent to any Governmental Entity in connection with the Merger. Parent and Bank shall have the right to review in advance all filings and approve in advance all characterizations of the information relating to them and any of their respective subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Parent and Bank shall each furnish to the others a final copy of each such filing (except for any confidential portions thereof) made in connection with the transactions contemplated by this Agreement with any Governmental Entity.

(b) The parties shall use their commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing (except for any confidential portions thereof) or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, including but not limited to Capitol, Bank, Parent and Merger Sub cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Entity necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither Bank, Capitol, or any of its Affiliates nor Parent, Merger Sub or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver. Capitol and Parent each shall, (ii) subject to applicable Law, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof) and (iii) promptly inform each other of and supply to such other Party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Nevada FID and any other state agency governing financial institutions or any other Governmental Entity, in each case regarding any of the transactions contemplated hereby.

(c) In furtherance and not in limitation of the parties obligations hereunder, if any objection is asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Parent will use its commercially reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of Bank in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of Bank in a specified manner, or such other required action.

9.2 Access And Investigation.  Without in any way limiting anything else contained in this Agreement, each Party shall, in connection with the procurement of any and all Regulatory Approvals, permit the other Parties and their representatives reasonable access to the properties and personnel of Bank and Parent, respectively, and shall disclose and make available to such other Parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bank and Parent, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations or violate applicable Law. Without in any way limiting anything else contained in this Agreement, Capitol, Bank and Merger Sub shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other Parties and their representatives; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and shall not unduly interfere with normal operations.

9.3 Proxy Statement; Parent’s Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement, Parent shall prepare and file the Proxy Statement. As promptly as practicable after the date of this Agreement, Parent shall prepare and file and shall continue to prepare and file any other filings required under the Exchange Act, the Securities Act or any other similar Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Capitol promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Entity for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Capitol and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit and shall continue to permit Capitol and its counsel to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with Capitol and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Capitol, with such consent not to have been and not to be unreasonably withheld or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Capitol’s failure to consent is Capitol’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, was or is required by the SEC and United States federal securities laws to be included therein. Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurred or occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Capitol, as the case may be, shall inform promptly the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement. The Proxy Statement will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of, among other things, this Agreement, the Merger and the other transactions contemplated hereby, and such other business as may properly come before the meeting or any adjournment or postponement thereof, in each case as set forth in the Proxy Statement.

(b) As soon as reasonably practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transaction contemplated hereby and the other voting matters.

(c) Parent shall comply, and Capitol shall provide Parent, as soon as reasonably practicable, with such information concerning Capitol and Bank reasonably requested by Parent that is necessary for the information concerning Capitol and Bank in the Proxy Statement and the Other Filings to comply, with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Stockholders’ Meeting.

(d) Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of this Agreement, the Merger and the other transactions contemplated hereby, in each case as set forth in the Proxy Statement.

9.4 Form 8-K Filings.  Parent and Capitol shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Capitol shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Capitol and its accountant, (“Transaction Form 8-K”). Prior to Closing, Parent and Capitol shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

9.5 Acknowledgement by Capitol.  Capitol hereby acknowledges that the aggregate gross proceeds from Parent’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, the proceeds received from a private placement that closed simultaneously with the first closing of the IPO and any accrued interest not released to Parent in accordance with the terms of the IPO, was placed in a trust account (the “Trust Account”) for the benefit of Parent’s public stockholders. Capitol further hereby acknowledges and agrees that Capitol does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account established by Parent (“Claim”) and hereby waives any Claim Capitol may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever.

9.6 No Securities Transactions.   Neither Capitol nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Capitol shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

9.7 Disclosure of Certain Matters.  Each of Parent and Capitol will provide the other with prompt written notice of any event, development or condition that (a) would cause any of the conditions set forth in Article 10 hereof will not be satisfied or (b) would require any amendment or supplement to the Proxy Statement.

9.8 Confidentiality.  All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information and subject to the Confidentiality Agreement, dated as of June 2009 (the “Confidentiality Agreement”), between Parent and CBL, which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Capitol agrees to be bound by the Confidentiality Agreement as though a party thereto.

9.9 Post-Closing Tax Matters.

(a) Capitol shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Bank with respect to all taxable periods ending on or prior to the Closing Date. Capitol shall pay all Taxes due in connection with such Tax Returns and any other taxes due with respect to any period prior to and including the Effective Time. Capitol will allow Parent an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent they relate to Bank; if Capitol and Parent cannot agree as to the tax treatment of any item on such a Tax Return, the issue shall be submitted to a firm of independent certified public accountants selected by Capitol and Parent and the decision of that firm shall be final and binding.

(b) Parent and Capitol shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns of Bank pursuant to this Section 8.4 and any audit, litigation or other proceeding with respect to Taxes of Bank. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Capitol agrees (i) to retain all books and records with respect to Tax matters pertinent to Bank relating to any taxable period beginning before the Closing Date until one year past the expiration of the statute of limitations (and, to the extent notified by Parent or Capitol, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Bank or Capitol, as the case may be, shall allow the other Party to take possession of such books and records.

(c) Any tax sharing agreement between Capitol and/or any Affiliate on the one hand, and Bank, on the other hand, shall be terminated as of the Closing Date and will have no further force or effect for any taxable year (whether the current year, a future year, or a past year), and Bank shall have no further obligations thereunder.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred on account of the sale of Shares in connection with this Agreement, shall be paid by Capitol when due, and Capitol will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Capitol will and Parent will, and each will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.10 Further Assurances.   On and after the Closing Date, Capitol and Parent will (a) provide such further assurances to each other, (b) execute and deliver all such further instruments and papers, (c) provide such records and information and (d) take such further action as may be appropriate to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.

9.11 Employee Matters.

(a) Continued Employment.  Immediately following the Closing, Parent agrees that, subject to the passing of background and related checks subject to the sole discretion of Parent, to cause Bank to continue to employ on an at-will basis all of the Bank Employees (including Bank Employees who are not actively at work on account of illness, disability or approved leave of absence) except for those whose names are set forth on Schedule 9.11(a). Notwithstanding any provision herein to the contrary, neither Parent, Bank nor any of their Affiliates shall be obligated to continue to employ any Bank Employees for any specific period of time following the Closing. Bank Employees shall be credited for their length of service with, or credited by, Parent or Bank or their Affiliates for eligibility and vesting purposes (but not for purposes of benefit accrual) under any employee benefit plan maintained by Parent or Bank or any of their Affiliates for rank and file employees of Bank, solely to the extent recognized by the Parent under the applicable plan, program, or arrangement and solely to the extent such time period is recognized under the terms of the Parent’s plan, program or arrangement; provided such crediting does not result in any duplication of benefits.

(b) Cessation of Bank’s Adoption of Capitol’s Benefit Arrangements and Benefit Plans.  Prior to or at Closing, Capitol shall, and shall cause Bank and any other required party(ies), (i) to take all actions necessary to terminate Bank’s current adoption of all Benefit Arrangements and Benefit Plan, if any, effective as of the Closing Date, except those Benefit Arrangements listed on Schedule 9.11(b) (“Capitol Plan Cessation”), and (ii) to provide all required notices to Bank’s Employees, participants and beneficiaries of Capitol Plan Cessation in compliance with the terms of the respective Benefit Arrangements and Benefit Plans and any applicable Law. In no event shall any employee of Bank, or any non-employee service provider to Bank, be entitled to accrue any benefits under the respective Benefit Arrangements and Benefit Plans terminated pursuant to the Capitol Plan Cessation with respect to services rendered or compensation paid after the Closing Date. Bank shall be solely responsible for all obligations and liabilities under each Benefit Arrangement and Benefit Plan listed in Schedule 9.11(b), and no such obligations or liabilities shall be assumed or retained by Capitol or its Affiliates. Capitol and/or its Affiliates shall be solely liable for all obligations and liabilities under each Benefit Arrangement and Benefit Plan, except the Benefit Arrangements listed on Schedule 9.11(b), and no such obligations or liabilities shall be assumed or retained by Bank, Parent or Merger Sub. The parties agree that services provided to Bank or Parent by the Bank Employees listed on Schedule 5.17(i) and Al G. Gourrier following the Closing Date shall not be deemed to violate of any non-competition or non-solicitation covenant, or similar restriction, applicable to any such Bank Employees pursuant to any agreement or arrangement with Capitol or its Affiliates, including but not limited to the Employment Agreement dated April 16, 2007 between Capitol and Al G. Gourrier.

(c) Transition Matters Relating to Benefit Arrangements and Benefit Plans.  As Parent or any agent of Parent may reasonably request from Capitol and subject to any applicable Law relating to the privacy of protected health information, Capitol shall promptly provide to Parent and Bank such documents and information relating to the Benefit Arrangements and Benefit Plans listed in Schedule 5.17(a) as Parent or any agent of Parent may reasonably request.

(d) Capitol’s 401(k) and ESOP.  CBL shall fully vest each Bank Employee under CBC’s 401(k) Plan as of the Closing Date. CBL shall cause Bank to terminate Bank’s sponsorship of CBC’s ESOP, if any, and CBC’s 401(k) Plan effective immediately prior to the Closing Date in accordance with the terms of CBC’s ESOP and CBC’s 401(k) Plan, as applicable, and the Code, ERISA and any other applicable Law. As of the Closing, CBL shall assume and retain sponsorship of CBC’s ESOP and CBC’s 401(k) Plan and all obligation and liability thereunder. CBL shall provide all required notices of such termination to affected participants and beneficiaries of CBC’s ESOP and CBC’ 401(k) Plan, as applicable, and shall make all required filings, in accordance with the terms of CBC’ ESOP and CBC’s 401(k) Plan, as applicable, and the Code, ERISA and applicable law. CBL shall be solely responsible for the distribution or rollover of participants’ and beneficiaries’ and alternate payees’ benefits under CBC’s ESOP and CBC’s 401(k) Plan, as applicable, in accordance with the terms of CBC’s ESOP and CBC’s 401(k) Plan, as applicable, and ERISA, the Code, and applicable law, and neither Parent, any Affiliate nor Bank shall have any obligation or liability therefor or otherwise as to CBC’s ESOP or CBC’s 401(k) Plan, as applicable. CBL shall cause CBC’s 401(k) Plan to provide Bank’s employees with the option to voluntarily roll over their eligible account balances from CBC’s 401(k) Plan, as applicable, to a 401(k) plan sponsored by Bank, Parent or Merger Sub following the Closing Date, and subject to applicable law, Bank, Parent or Merger Sub shall cause such 401(k) plan to accept such transfers.

(e) Pre-Existing Conditions.  Following the Closing, Parent or Bank or their Affiliates shall use reasonable efforts to provide for the reasonable waiver of any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Bank Employees and their eligible spouses, domestic partners (where applicable) and dependents. Following the Closing, Parent or Bank or their Affiliates shall use reasonable efforts to recognize, for purposes of annual deductible and out of pocket limits under any corresponding benefit programs that Parent or Bank or their Affiliates establish for the Bank Employees prior to the end of the calendar year in which the Closing occurs, deductible and out of pocket expenses paid by Acquired Employees and their respective dependents under any Benefit Plan listed in Schedule 5.17(a) that is sponsored by Capitol to the extent the Bank Employees participate in any such Parent- or Bank- or their Affiliate-established employee benefit plans.

(f) Services Agreement.  The undertakings and covenants in Section 9.11(a) through (e) of this Agreement shall be subject to the superseding terms and conditions of the Services Agreement.

(g) COBRA and WARN.  Capitol shall have the sole responsibility for providing health care continuation coverage to any employee or former of Capitol or Bank whose and all other M&A Qualified Beneficiaries (as defined in Treas. Reg. § 54.4980 B-9) pursuant to COBRA and any similar state or local statute who experience a qualifying event prior to or as of the Closing Date.

(h) Other.  No provision of this Agreement, including this Section 9.11, shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Capitol or any of its Affiliates in respect of continued employment (or resumed employment) with Parent or any of its Affiliates or Capitol or any of its Affiliates, (ii) create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by Parent or any of its Affiliates or (iii) constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Parent or any of its Affiliates.

9.12 Service/Trademarks.

(a) Capitol covenants that, from and after the Closing, Capitol shall not and shall cause its Affiliates not to, (i) use any Bank IP and (ii) use in any manner the name “1st Commerce Bank” or any substantially similar variation thereof.

(b) From and after the Closing, Parent shall use commercially reasonable efforts to cease using CBL’s trademarks/service marks set forth on Schedule 9.12(b)(1); provided, that Parent shall cover up and cease displaying any signage set forth on Schedule 9.12(b)(2) within ten (10) Business Days following the Closing (or such earlier date as may be required by applicable law, rule or regulation). Notwithstanding anything herein to the contrary, (i) nothing herein shall prevent use of any such trademarks/service marks on checkbooks, credit cards, ATM cards and other similar items used by Bank’s customers in circulation as of the Closing Date, provided, however, that to the extent such items are within Bank’s control, Bank will cease any such use within six (6) months following the Closing Date, and (ii) Parent may continue to use any perishable inventory at Bank for a period not to exceed six months from the Closing Date.

9.13 Public Announcements.  Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, from and after the date hereof neither Party shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable Law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange.

9.14 Services Agreement.  From and after the Closing, CBL shall provide certain services and other support functions to Bank such that the Bank Business can continue to operate as it did prior to the Closing. In furtherance of the foregoing, following the date hereof and prior to the Closing, Parent and CBL shall negotiate in good faith the terms and conditions of the services agreement (the “Services Agreement”) setting forth the terms and conditions with respect to such services and support that CBL will provide to Bank following the Closing. Schedule 9.14 lists the costs to Bank following the Closing pursuant to the Services Agreement.

9.15 Guaranty of Lease.  CBL and Capitol, at their sole cost and expense, shall use their commercially reasonable best efforts to obtain a release and termination of the Lease Guaranty. Parent and Bank shall indemnify CBL for any Damages incurred by CBL under the Lease Guaranty, to the extent such Damages arise from any breach by Bank of its obligations under the Real Property Lease from and after the Effective Time.

9.16 Termination of MOU.  From and after the date hereof, Parent and Capitol shall cooperate with Bank and Parent to have the MOU terminated, released and satisfied as soon as reasonably practicable.

ARTICLE 10

CLOSING CONDITIONS

10.1 Conditions To Each Party’s Obligations Under This Agreement.  The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

(a) Legal Proceedings.  None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which challenges, enjoins or prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger. There shall be no action, suit, claim, litigation or proceeding before any administrative or judicial body or threatened against Capitol, Bank, Parent or Merger Sub or any of their respective officers or directors, that would be reasonably expected to materially and adversely affect the ability of Parent to own or control Bank or the ability to consummate the Merger as provided in this Agreement.

(b) Regulatory Approvals.  All necessary governmental approvals, permissions or consents if any shall have been obtained and shall not have been revoked, and all legally required notices to depositors shall have been made, and the legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (all of such approvals, conditions, permissions, licenses and consents, together with the regulatory approvals required under Sections 5.6 and 6.4 hereof, as set forth on Schedule 10.1(b) shall herein collectively be referred to as the “Regulatory Approvals”).

10.2 Conditions To The Obligations Of Parent And Merger Sub Under This Agreement.  The obligations of Parent and Merger Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  All of the representations and warranties of Capitol and Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Capitol and Bank shall have delivered to Parent a certificate to such effect signed by its respective Chief Executive Officer and Chief Financial Officer.

(b) Agreements and Covenants.  Capitol and Bank shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Capitol or Bank shall have performed in all respects, and complied with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Parent shall have received certificates signed on behalf of Capitol and Bank by their respective Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

(c) Consents.  Capitol and Bank shall have obtained consents necessary for the transfer of those agreements identified on Schedule 7.5 for which consent is required to effect the Merger.

(d) Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(e) Parent Common Stock.  Holders of less than thirty percent (30%) of the shares of Parent Common Stock issued in Parent’s IPO shall have (i) voted against the consummation of the transactions contemplated hereby, and (ii) exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Parent’s Amended and Restated Certificate of Incorporation.

(f) Closing Deliveries.  Parent shall have received all of Capitol’s and Bank’s Closing deliveries pursuant to Article 3.

(g) SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(h) Stockholders Approval; Dissenters’ Rights.  The Bank Board Approval and the Bank Stockholder Approval shall have been obtained and shall be in full force and effect. Stockholders holding a majority of the outstanding shares of Bank Common Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby. Stockholders holding not more than 25% of the outstanding shares of Bank Common Stock shall have exercised, or have continuing rights to exercise, Dissenters’ Rights with respect to the transactions contemplated by this Agreement.

(i) Continuation of Bank.  Bank shall remain FDIC insured with no action pending, threatened or contemplated to terminate FDIC deposit insurance.

10.3 Conditions To The Obligations Of Capitol And Bank Under This Agreement.  The obligations of Capitol and Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Parent and Merger Sub shall have delivered to Bank a certificate of Parent and Merger Sub to such effect signed by its respective executive officer as of the Effective Time.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Capitol or Bank shall have performed in all respects and complied with all agreements or covenants of Parent to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Bank shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect dated as of the Effective Time.

(c) Capitol Stockholder Approval.  The Capitol Stockholder Approval shall have been obtained.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

(a) Parent’s Indemnification Obligations.  Subject to any limitations in this Section and Section 11.3, Parent shall indemnify, defend and hold the Stockholders and their respective Affiliates, and each of their directors, officers, employees, partners, members, agents (each, a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties”) harmless from and against any and all losses, damages, costs, expenses, Taxes, liabilities, penalties and fines (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by them, whether known or unknown, fixed or contingent, to the extent arising from:

(i) any breach of, or inaccuracy contained in, any representation or warranty of Parent set forth in this Agreement, any Related Document or any schedule or certificate delivered by or on behalf of Parent in connection herewith or any claim by a third party which, if true, would constitute a breach of any such representation or warranty; or

(ii) Parent’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof.

(b) Capitol’s Indemnification Obligations.  Subject to any limitations in this Section and Section 11.3, Capitol shall indemnify, defend and hold Parent, Merger Sub, Bank (as to Bank, from and after the Effective Time only) and each of their Affiliates, and each of their respective directors, officers, employees, partners, members, agents (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), harmless from and against and in respect of any and all Damages incurred by them, whether known or unknown, fixed or contingent, to the extent arising from:

(i) any breach of, or inaccuracy contained in, any representation or warranty of Capitol or Bank set forth in this Agreement, any Related Document or any schedule or certificate delivered by or on behalf of Capitol or Bank in connection herewith or any claim by a third party which, if true, would constitute a breach of any such representation or warranty;

(ii) Capitol’s or Bank’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof; or

(iii) any liability of Bank for Taxes or any liability of Bank to make payments to or indemnify any other Person with respect to Taxes (x) for any Taxable period prior to and including the Effective Time, (y) resulting from or attributable to Bank having been or ceasing to be a member of any Affiliated Group, or (z) as a transferee or successor, by contract or otherwise as a result of transactions, contracts or arrangements occurring or entered into on or before the Closing Date.

11.2 Indemnification Procedures.

(a) If any Stockholder Indemnified Party or Parent Indemnified Party (each, an “Indemnified Party”) seeks indemnification under this Article 11, the Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement, which notice shall include information, in reasonable detail, relating to the claim and, if available or known, an estimate of the liability; provided, however, that no failure or delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 11, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give such notice. If such event involves the claim of any third party, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the Indemnifying Party shall assume all expense with respect thereto) the defense, settlement, adjustment or compromise of such claim, demand or lawsuit and to retain counsel (not reasonably objected to by the Indemnified Party); provided, however, that the Indemnifying Party shall not have the right to assume such defense of a claim by a third party (i) which involves an amount (when taken together with the aggregate amount of all claims for Damages pending under this Article 11) that is in excess of the unused cap on the

Indemnifying Party’s obligations pursuant to Section 11.3(d) or (ii) if there is a reasonable probability that such third party claim may materially and adversely affect the Indemnified Party other than as a result of monetary damages or other money payments. The Indemnifying Party’s option to assume the defense of such claim may be exercised by an irrevocable written acknowledgment by the Indemnifying Party to the Indemnified Party, within 30 days following notice of such claim from the Indemnified Party (or earlier, if the Indemnified Party reasonably requires an earlier determination), that it is undertaking and will prosecute the defense of the claim under such indemnity agreements (at the sole cost and expense of the Indemnifying Party) and confirming that the claim is one with respect to which the Indemnifying Party is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with such claim.

(b) The Indemnified Party shall have the right to employ counsel at the Indemnified Party’s own expense (except that the Indemnifying Party shall be liable to the Indemnified Party for reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof) and to participate in such action or claim, including settlement or trial, as long as such participation does not substantially interfere with the Indemnifying Party’s defense of such claim or action.

(c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim; provided, that such settlement, adjustment, compromise or cessation of such claim shall include a release from all liability and shall involve only the payment of monetary Damages in respect of such claims.

(d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 11.2(a), the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party.

(e) In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.

(f) Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person (excluding any third party insurance provider) with respect to the subject matter of such claim.

11.3 Limitations on Indemnification; Other Qualifications.

(a) The Parties hereto agree that their respective remedies under Article 11 of this Agreement are their exclusive remedies under this Agreement, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein (other than claims of fraud or intentional misrepresentation), and the Parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any Indemnifying Party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a Party from bringing an action for specific performance or other equitable remedy not involving the payment of monetary damages.

(b) Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not include incidental, indirect, special, punitive, exemplary or other similar damages or diminution in value, other than any such damages awarded to a third party.

(c) Capitol shall not be required to indemnify the Parent Indemnified Parties and Parent shall not be required to indemnify the Stockholder Indemnified Parties pursuant to this Article 11 for any Damages arising out of matters described in Section 11.1(b)(i) or 11.1(a)(i), respectively, unless the aggregate amount of Damages incurred by the Parent Indemnified Parties arising out of matters described in Section 11.1(b)(i), on the one hand, or the Stockholder Indemnified Parties arising out of matters described in Section 11.1(a)(i), on the other hand, exceeds Three Hundred Thousand Dollars ($300,000) and then only for the amount of such Damages in excess of Three Hundred Thousand Dollars ($300,000). No Parent Indemnified Party or Stockholder Indemnified Party shall be deemed to have suffered any Damages as a result of a breach of a representation or warranty giving rise to a right of indemnification under Section 11.1(b)(i) or 11.1(a)(i), respectively, unless all Damages arising out of that breach (together with all matters substantially related to the matter underlying that breach) equal or exceed $5,000; provided, however, that the aggregate amount of Damages that either the Parent Indemnified Parties or the Stockholder Indemnified Parties shall be deemed not to have been suffered by reason of the foregoing clause shall not exceed $50,000.

(d) The maximum aggregate liability of the Stockholder Indemnified Parties for indemnification pursuant to Section 11.1(b)(i), and the Parent Indemnified Parties’ sole and exclusive recourse for indemnification for Damages resulting in indemnification claims thereunder, shall be limited to One Million Dollars ($1,000,000) in the aggregate.

(e) The maximum aggregate liability of the Parent Indemnified Parties for indemnification pursuant to Section 11.1(a)(i), and the Stockholder Indemnified Parties’ sole and exclusive recourse for indemnification for Damages resulting in indemnification claims thereunder, shall be limited to One Million Dollars ($1,000,000) in the aggregate.

(f) The limitations contained in Section 11.3(c) shall not apply to (i) any claims of common law fraud made against Capitol or Bank or (ii) any claim for indemnification pursuant to Section 11.1(a)(i) or 11.1(b)(i) in connection with a breach of the representation and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 6.1 and Section 6.2.

(g) The limitations contained in Section 11.3(d) and Section 11.3(e) shall not apply to (i) any claims of common law fraud by Capitol or Bank or (ii) any claim for indemnification pursuant to Section 11.1(a)(i) or 11.1(b)(i) in connection with a breach of the representation and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.8, Section 5.9, Section 5.10, Section 5.22, Section 5.30, Section 6.1 and Section 6.2.

(h) No Stockholder Indemnified Party shall be required to make any payment for any Damages disclosed in the Schedules to this Agreement.

11.4 Limitations On Losses.   Anything in this Agreement or otherwise to the contrary notwithstanding:

(a) In determining the amount of any claim for which a claiming party is entitled to indemnification pursuant to this Article 11, there shall be subtracted an amount equal to all insurance proceeds received by such claiming party with respect to such claim, net of any increase in insurance premiums incurred by the claiming party which can be reasonably demonstrated by such party to be directly related to such claim and any tax benefit that is actually recognized for tax purposes through an increase or reduction of taxes otherwise due.

(b) No Party shall be entitled to indemnification for the amount of any Damages in excess of the amount of such Damages which would have been incurred, but for: (i) the unlawful conduct of such Party; or (ii) the breach or default by such Party of any representation, warranty, covenant, obligation or agreement under this Agreement.

(c) For purposes of the indemnification provisions in this Article 11, the determination of (i) whether any representation, warranty or covenant has been breached and (ii) the amount of any Damages shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations, warranties, covenants or agreements herein.

11.5 Treatment of Indemnification Payments.  Any indemnification payment under this Agreement shall be treated by the Parties as an adjustment of the Merger Consideration and neither party shall take a position on a Tax Return or otherwise inconsistent therewith.

ARTICLE 12

TERMINATION

12.1 Termination.  This Agreement may be terminated prior to the Effective Time:

(a) at any time by the mutual written agreement of Parent and Capitol;

(b) by either Capitol or Parent (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other Party of any representation, warranty or agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice by Capitol or Parent to the other of such breach;

(c) by either Capitol or Parent, with thirty (30) days’ prior written notice or such shorter period as required by a court or Bank Regulator, or Law, if any court or Bank Regulator shall finally determine that the subject of this Agreement violates any Law and the terms of this Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Bank Regulator;

(d) at the election of either Parent or Capitol, if the Closing shall not have occurred on or before October 31, 2009 (the “Termination Date”), or such later date as shall have been agreed to in writing by Parent and Capitol; provided, that no Party may terminate this Agreement pursuant to this Section 12.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its obligations under this Agreement;

(e) by either Capitol or Parent if final action has been taken by a regulatory authority whose approval is required or sought in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby; or

(f) by Capitol if Parent has not filed for Regulatory Approvals by thirty (30) days after the date of this Agreement.

12.2 Effect Of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 12.1, this Agreement shall forthwith become void and have no further force and there shall be no liability or further obligation on the part of any Party hereto or its officers, directors or stockholders, except that (i) the provisions of Article 13 and Section 9.8 and this Section 12.2, and any other Section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect and (ii) each Party shall remain liable for any breach of this Agreement prior to its termination.

(b) Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

ARTICLE 13

MISCELLANEOUS

13.1 Survival.  The Parties agree that all of the representations and warranties contained in this Agreement shall survive for a period of fifteen months subsequent to the Closing Date; provided, however, that the representations and warranties set forth in (a) Sections 5.1, 5.2, 5.3, 5.4, 6.1 and 6.2 shall survive the Closing and continue in full force and effect indefinitely, and (b) Sections 5.14 and 5.16 shall survive the Closing and continue in full force and effect until ninety (90) days after the applicable statutes of limitations expire. Notwithstanding the foregoing, if at the stated expiration of any survival period there shall be pending any indemnification claim by a person, such person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely.

13.2 Notices.  All notices required or permitted under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (d) one (1) Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt; or (e) by email with the original transmitted by one of the other methods specified above (which shall be deemed received in accordance with the provisions of subsections (a)-(d)). All communications shall be sent to the addresses set forth on SCHEDULE II  or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 13.2.

13.3 Assignment And Binding Effect.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Parent or Merger Sub, at its discretion, may assign its rights and obligations under this Agreement to one or more Affiliates, as long as upon identification of such Affiliate or Affiliates, Parent or Merger Sub, as applicable, shall cause each such Affiliate to enter into such agreements as shall be necessary to bind it as an additional party to this Agreement; (b) Capitol may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of CBL in connection with a sale, transfer or assignment by Capitol of any Shares of Bank Common Stock to such subsidiary, provided, however, that (i) such acquisition shall not be inconsistent with or have an adverse effect upon Capitol’s, CBL’s or Bank’s ability to timely consummate the transactions contemplated hereby, (ii) Capitol, CBL and each such transferee subsidiary agree in writing to be jointly and severally liable for their obligations hereunder, and (iii) such transferee subsidiary shall enter into such agreements as shall be necessary to bind it as an additional party to this Agreement. Notwithstanding anything to the contrary contained herein, in the event of any such assignment, the Parent and Merger Sub or Capitol, as the case may be, shall remain liable for any liabilities under this Agreement. All terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the Parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the Parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

13.4 Complete Agreement.  This Agreement, including any and all Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, represent the entire agreement of the Parties with respect to the subject matter hereof and thereof including but not limited to that certain letter of intent between the Parties. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein and therein.

13.5 Modifications And Waivers.  This Agreement may not be modified except in a writing duly executed by the Parties. Any waiver must be in writing.

13.6 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.7 Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

13.8 Governing Law; Consent To Jurisdiction, Waiver Of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada located in Clark County and the United States District Court for the District of Nevada for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

13.9 Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular pronoun in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

13.10 Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties and shall not be construed for or against any Party.

13.11 Specific Performance.  Each of the Parties hereto acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Accordingly, each of the Parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

1st COMMERCE BANK

By: /s/	Tom Mangione

Name:	Tom Mangione

Title:	Chairman

CAPITOL DEVELOPMENT BANCORP LIMITED V

By: /s/	Cristin Reid

Name:	Cristin Reid

Title:	Chairman

CAPITOL BANCORP LIMITED (for purposes of Section 7.5, Section 7.10, 9.8, Section 9.11(d), Section 9.14 and Section 9.15)

By: /s/	Joseph D. Reid

Name:	Joseph D. Reid

Title:	Chairman

GLOBAL CONSUMER ACQUISITION CORP.

By: /s/	Jason N. Ader

Name:	Jason N. Ader

Title:	Chief Executive Officer

WL INTERIM BANK

By: /s/	Jason N. Ader

Name:	Jason N. Ader

Title:	Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

SCHEDULE I

DEFINITIONS

“Affidavit” shall have the meaning set forth in Section 2.8(f).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person. For purposes of the definition of Affiliate, the term (i) “ownership” means the direct or indirect beneficial ownership of more than 5.0% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 5.0% of the voting and/or equity interest, and (ii) “control” (including the terms “controlled by,” and “under common control or ownership with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 5.14(a).

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Balance Sheet Date” shall mean March 31, 2009.

“Bank” shall mean 1st Commerce Bank, a Nevada-chartered non-member bank.

“Bank Balance Sheet” shall mean the unaudited consolidated balance sheet of Bank as of the Balance Sheet Date.

“Bank Board Approval” shall have the meaning set forth in the recitals hereto.

“Bank Business” shall mean any and all services, functions and activities conducted or performed by Bank, and all assets, rights and liabilities related thereto as currently conducted.

“Bank Common Stock” shall mean the common stock, par value $5.00 per share, of Bank.

“Bank Employee” shall have the meaning set forth in Section 5.17(i).

“Bank Financial Statements” shall mean (i) the audited balance sheets of Bank as of December 31, 2008, December 31, 2007 and December 31, 2006 and the related statements of operations, changes in shareholders’ equity and cash flows of Bank for each of the years ended December 31, 2008 and December 31, 2007, and the period from October 18, 2006 (date of inception) to December 31, 2006 (including related notes and schedules, if any), (ii) the unaudited balance sheets of Bank as of March 31, 2009 and 2008 and the related statements of operations, shareholders’ equity and cash flows of Bank for the three month periods ended March 31, 2009 and 2008, (iii ) Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by Item 303 of Regulation S-K for each of the years ended December 31, 2008 and December 31, 2007, and the period from October 18, 2006 (date of inception) to December 31, 2006 (including related notes and schedules, if any), and (iv) Bank’s quarterly Reports of Condition and Income, including all schedules thereto, submitted to the applicable federal banking agency for the quarter ended June 30, 2009.

“Bank IP” shall mean all Intellectual Property owned, used or held for use by Bank or any Affiliate in the operation of the Bank Business.

“Bank Offices” shall mean the banking and trust offices and other premises operated by Bank as of the date hereof and as of the Effective Time at which its Bank Business is conducted.

“Bank Owned IP” shall mean all Intellectual Property owned by Bank or any Affiliate.

“Bank Regulator” shall mean the FDIC, the Office of the Nevada FID, or any other federal or state regulatory agency with authority over any of the Parties or Bank.

“Bank Stockholder Approval” shall have the meaning set forth in Section 3.3(b)(iv).

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 5.4.

“Benefit Arrangement” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, obligation or practice, whether or not legally enforceable, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Code Section 125, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by Capitol, Bank or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of Bank, or their beneficiaries, or (ii) pursuant to which Capitol, Bank or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such persons.

“Benefit Plan” shall have the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Michigan, Nevada, or New York are authorized or required to close for regular banking business.

“Capitol” shall mean Capitol Development Bancorp Limited V, a Michigan corporation with its principal place of business in Lansing, Michigan, its success and assigns.

“Capitol Stockholder Approval” means the approval of this Agreement, the Merger and the other transactions contemplated hereby by the holders of a majority of all the issued and outstanding shares of Class A Common Stock and Class B Common Stock voting together as a single class.

“CBC’s 401(k) Plan” shall mean the Benefit Arrangement sponsored by Capitol that includes a tax-qualified cash or deferred arrangement.

“CBC’s ESOP” shall mean the Benefit Arrangement sponsored by Capitol that is a tax-qualified employee stock ownership plan.

“CBL” shall have the meaning set forth in the recitals hereto.

“Capitol Plan Cessation” shall have the meaning set forth in Section 9.11(b).

“Certificates” shall have the meaning set forth in Section 2.8(b)(i).

“Certification Statement” means a certification by the chief financial officer of Capitol or Parent, as the case may be, to the effect that (A) the Estimated Balance Sheet or Final Balance Sheet, as applicable, has been prepared in good faith and in accordance with GAAP and, to the extent consistent with GAAP, consistent with the Model Balance Sheet, and (B) the Estimated Tangible Book Value Statement or the Final Tangible Book Value Statement, as applicable, has been prepared in accordance with this Agreement.

“Claim” shall have the meaning set forth in Section 9.5.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Accountant” shall have the meaning set forth in Section 4.1(d).

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Merger Consideration” shall have the meaning set forth in Section 4.1(b).

“Closing Payment” shall have the meaning set forth in Section 3.2.

“COBRA” means the group health plan continuation of coverage requirements of Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code, and any similar and applicable stat law requirement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 9.8.

“Contract” shall mean, including, without limitation, any agreement, indenture or other instruments, agreements, notes, franchises, leases, licenses, commitments, arrangements or understandings, written or oral.

“Core Deposit” shall mean any and all Deposits, other than a Brokered Deposits.

“Damages” shall have the meaning set forth in Section 11.1(a).

“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of Bank.

“Deposit Summary” shall have the meaning set forth in Section 5.30(c).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenters’ Rights Sections” shall have the meaning set forth in Section 2.6(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.6(c).

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereto as the effective time of the Merger.

“Employee” shall mean any current, former or retired employee, officer, or director of Bank.

“Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Law or out of, based on or resulting from the presence, or release into the environment, of any Materials of Environmental Concern, including, without limitation, the actual or alleged offsite transportation, treatment, storage, or disposal of Materials of Environmental Concern.

“Environmental Laws” shall mean any foreign, federal, state or local law, common law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation, restoration or pollution of human health or the environment (including, without limitation, air, indoor air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law shall include, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity required to be aggregated in a controlled group or affiliated service group with Capitol for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Estimated Balance Sheet” shall have the meaning set forth in Section 4.1(b).

“Estimated Documents” shall have the meaning set forth in Section 4.1(b).

“Estimated Tangible Book Value” shall mean Bank’s good faith estimate of Tangible Book Value as of the Closing, as reflected on the Estimated Tangible Book Value Statement.

“Estimated Tangible Book Value Statement” shall have the meaning set forth in Section 4.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.8(a).

“Exchange Offer” means the offer described in the Form S-4 Registration Statement under the Securities Act, as filed by CBL with the SEC on July 7, 2009.

“Excluded Loans” shall mean all Loans of Bank, other than the Retained Loans.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Board” shall have the meaning set forth in Section 9.1(b).

“FHLB” shall mean Federal Home Loan Bank, or any successor thereto.

“FHLB Stock” shall mean ownership interests issued by any FHLB.

“Final Approval Date” shall mean the date on which the last Regulatory Approval required to permit consummation of the Merger has been obtained.

“Final Balance Sheet” shall have the meaning set forth in Section 4.1(c).

“Final Documents” shall have the meaning set forth in Section 4.1(c).

“Final Merger Consideration” shall have the meaning set forth in Section 4.1(e).

“Final Tangible Book Value” shall have the meaning set forth in Section 4.1(d).

“Final Tangible Book Value Statement” shall have the meaning set forth in Section 4.1(c).

“Former Real Property” shall have the meaning set forth in Section 5.13(b).

“GAAP” means generally accepted accounting principles in effect in the United States as of the date of each financial statement, as applicable, to which this Agreement refers.

“Governmental Entity” shall mean any federal, state, municipal, foreign or other governmental department, authority, commission, board, court, administrative agency bureau, body or instrumentality.

“Indemnified Party” shall have the meaning set forth in Section 11.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.2(a).

“Information Standard” shall have the meaning set forth in Section 5.29.

“Intellectual Property” shall mean, whether or not registered, (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing (and reissues, divisions, continuations, re-examinations and extensions thereof for purposes of clause (a)); (e) trade secrets and know-how; and (f) computer software in both source code and object code (including but not limited to data, data bases and documentation.

“IPO” shall have the meaning set forth in Section 9.5.

“knowledge of Bank” or “known” means actual knowledge of such fact or other matter by Al Gourrier, President of Bank

“knowledge of Capitol” or “known” means actual knowledge of such fact or other matter by any of its directors or officers.

“Landlord” means Camino Al Norte, LLC.

“Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Lease Guaranty” means, with respect to the Real Property Lease, that certain guarantee by CBL to the Landlord, its successors and assigns of the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provide to be performed and observed by Bank, its successors and assigns.

“Leased Real Property” shall have the meaning set forth in Section 5.23(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(b)(i).

“Lien(s)” means any mortgage, security interest, pledge, hypothecation, assignment, Deposit arrangement, lease, reservation, encroachment, encumbrance, restriction, easement, overlap, charge, preference, priority or other security agreement or title defect.

“Loan Price” means, with respect to any Excluded Loan, an amount in cash equal to the outstanding principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, as of the date such Excluded Loan is transferred pursuant to Section 7.9.

“Loans” shall mean all notes and other evidences of indebtedness executed and delivered to Bank (including participation interests therein) reflected in the records of Bank or in the Bank Financial Statements.

“Material Adverse Effect” means, with respect to any Party, any event, occurrence or circumstance that, by itself or together with other events, occurrences or circumstances, has had or is reasonably likely to have a material and adverse effect on the assets, liabilities, profits, condition (financial or otherwise), prospects, operations, loans, securities, deposit accounts, business or properties of such Party or that could impair the ability of such Party to perform its obligations hereunder, other than any such change or effect attributable to or resulting from (i) changes in interest rates or general economic conditions or a general decline in the securities market resulting in a reduction in the market value of securities on which fee income is calculated; provided, that such events or conditions do not have a disproportionate or unique effect on Bank or Capitol, (ii) any change in banking or similar Laws of general applicability or interpretations thereof by courts or Governmental Entities or (iii) any change in GAAP or applicable regulatory accounting principles.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum derivatives, and petroleum products and any other materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Sub” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.2.

“Model Balance Sheet” shall have the meaning set forth in Section 4.1(a).

“MOU” means the memorandum of understanding entered into as of May 14, 2009, by and among Bank, the Regional Director of the FDIC and the Commissioner of the Nevada FID.

“Nevada FID” means the Division of Financial Institutions of the Nevada Department of Business and Industry.

“Nevada Law” shall have the meaning set forth in the recitals hereto.

“Other Real Estate Owned” means real estate acquired by Bank between the date of this Agreement and the Closing Date in the course of the foreclosure of any Loan made by Bank prior to the date of this Agreement or of any Loan made or assumed by Bank after the date of this Agreement.

“Other Filings” shall have the meaning set forth in Section 9.3(a).

“Owned Real Property” shall have the meaning set forth in Section 5.23(a).

“Parent” means Global Consumer Acquisition Corp., a Delaware corporation.

“Parent Common Stock” means the common stock of Parent.

“Parent Indemnified Party” shall have the meaning set forth in Section 11.1(b).

“Parent Stockholder Approval” means the approval by the holders of Parent Common Stock of, among other things, the this Agreement, the Merger and the other transactions contemplated hereby and such other business as may properly come before the meeting or any adjournment or postponement thereof

“Permits” shall have the meaning set forth in Section 5.16(b).

“Permitted Liens” means (i) Liens for current taxes and assessments not yet due and payable; (ii) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice for sums not yet past due, to the extent the amount of the underlying claim is credited against the Merger Consideration; (iii) any recorded Lien (other than for funded indebtedness) encumbering the interest of the landlord (under the Real Property Lease) in the Leased Real Property; and (iv) the UCC-1 Financing Statement, filed February 27, 2009, with Bank, as debtor, and Federal Home Loan Bank of San Francisco, as secured party.

“Per Share Additional Payment Amount” means the dollar amount equal to the quotient of (i) Total Additional Payment Amount divided by (ii) the Total Outstanding Common Stock.

“Per Share Closing Payment” means the dollar amount equal to the quotient of (i) the Closing Payment divided by (ii) the Total Outstanding Common Stock.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.6(a).

“Person” shall mean an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or Governmental Entity and shall include any successor (by merger or otherwise) of such entity.

“Press Release” shall have the meaning set forth in Section 9.4.

“Proxy Statement” means the proxy statement to be filed with the SEC for the purpose of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated and such other matters to be held at the Stockholders’ Meeting.

“Qualified Plan” shall have the meaning set forth in Section 5.17(b).

“Real Property” shall have the meaning set forth in Section 5.13(a).

“Real Property Lease” shall have the meaning set forth in Section 5.23(b).

“Regulatory Approvals” shall have the meaning set forth in Section 10.1(b).

“Related Documents” shall have the meaning set forth in Section 5.4.

“Related Party Agreement” shall have the meaning set forth in Section 5.28.

“Related Person” of a specified Person means: (w) any past or present stockholder, member, partner, director, officer or employee of such specified Person or any Affiliate or relative, or Affiliate of a relative, of any of the foregoing; (x) any Affiliate of such specified Person; or (y) in the case of a natural Person, any member of such Person’s family or any Affiliate or relative of such family member);

“Retained Loans” shall have the meaning set forth in Section 5.8(a).

“Rights” means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue, dispose of, redeem or acquire any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of such entity’s capital stock.

“Schedules” shall have the meaning set forth in Article 5.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” shall have the meaning set forth in Section 9.14.

“Shares” means shares of Bank Common Stock.

“Stockholder” or “Stockholders” means the holders of Shares.

“Stockholder Indemnified Party” shall have the meaning set forth in Section 11.1(a).

“Stockholders’ Meeting” means the meeting of the holders of Parent Common Stock to be called and held for the purpose of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tangible Book Value” means stockholders’ equity less any intangible assets, in each case as determined in accordance with GAAP and the accounting policies used in connection with the Model Balance Sheet.

“Target Tangible Book Value” means $5,500,000.

“Tax” or “Taxes” means (a) all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to tax applicable thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or allocation agreement or any other express or implied agreement to indemnify any other person for amounts described in clause (a) or (b).

“Tax Return” means any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 12.1(d).

“Total Additional Payment Amount” shall have the meaning set forth in Section 4.1(e).

“Total Outstanding Common Stock” means the total number of Shares issued and outstanding immediately prior to the Effective Time

“Transaction Form 8-K” shall have the meaning set forth in Section 9.4.

“Trust Account” shall have the meaning set forth in Section 9.5.

“WARN” shall have the meaning set forth in Section 9.11(g).